Exhibit 10.10

RESALE AGREEMENT

BY AND AMONG

WEST VIRGINIA PCS ALLIANCE, L.C.,

VIRGINIA PCS ALLIANCE, L.C.,

NTELOS INC.

AND

SPRINT SPECTRUM L.P.

DATED AS OF AUGUST 13, 2004

Table of Contents

		Page #
1.	Definitions	1

2.	Sprint Relationship	5

3.	Term	5

	3.1 General	5
	3.2 Automatic Renewal	5
	3.3 Phase-Out Period	5

4.	Representations and Warranties	6

	4.1 Representations and Warranties of the Alliances and NTELOS	6
	4.2 Representations and Warranties of Sprint	7

5.	Scope of PCS Services; Handset Handling; MIN Administration; Billing; Forecasts	8

	5.1 PCS Services	8
	5.2 Handset Handling Services	8
	5.3 MDN/ESN Administration	8
	5.4 Call Detail Records	8
	5.5 Subscriber Information and Forecasts	8

6.	Prices and Terms of Payment	9

	6.1 Payment of Charges	9
	6.2 Invoices	9
	6.3 Disputed Charges	9
	6.4 Taxes and Other Levies by Governmental Authorities	11
	6.5 Enhanced 911 Charges	11

7.	Rights and Obligations of the Parties	11

	7.1 Sprint’s Responsibility and Liability Related to PCS Services to Sprint Customers	11
	7.2 Network Requirements	12
	7.3 Exclusive Provider; Overbuilds	14
	7.4 Spectrum	14
	7.5 Representatives	14

8.	Licenses	14

	8.1 General	14
	8.2 Renewals	15

9.	Audit	16

	9.1 General	16
	9.2 Procedure	16

10.	Warranties	17

11.	Trade Name, Trade Marks and Service Marks	17

	11.1 The Alliances’ Rights	17
	11.2 Sprint’s Rights	17
	11.3 Remedies for Violations	18

12.	Insurance	18

	12.1 Sprint Insurance	18
	12.2 The Alliances Insurance	18

13.	Indemnification; Limitation of Liability	19

	13.1 Indemnification	19
	13.2 Indemnification Procedures	19
	13.3 Limitation of Liability	20

14.	Breach, Remedies and Early Termination of the Agreement	20

	14.1 Breach	20
	14.2 Phase-Out Period	21

15.	Confidentiality	21

	15.1 Restriction	21
	15.2 Return	22
	15.3 Limitation	22
	15.4 Relief	22

16.	Assignment	23

	16.1 Assignment by Sprint	23
	16.2 Assignment by the Alliances	23

17.	General Provisions	23

	17.1 Notices and Inquiries	23
	17.2 Construction	24
	17.3 Independent Contractors	24
	17.4 Survival	25
	17.5 Headings	25
	17.6 Severability	25
	17.7 Governing Law	25
	17.8 Counterpart Execution	25
	17.9 Entire Agreement; Amendments	25
	17.10 Parties in Interest; Limitation on Rights of Others	26
	17.11 Waivers; Remedies	26
	17.12 Force Majeure	26
	17.13 Disclosure	26
	17.14 Dispute Resolution	26

ii

Schedule 1	Markets
Schedule 2	PCS Pricing
Exhibit 1 to Schedule 2	Method of Calculating Annual Sprint Retail Voice Revenue Yield
Exhibit 2 to Schedule 2	Method of Calculating Annual Sprint Retail 1 x Data Revenue Yield
Schedule 3	Billing Methodology
Schedule 4	Network Specifications
Exhibit 1 to Schedule 4	Network Service Level Agreement
Schedule 5	Alliances and Sprint Representatives
Schedule 6	Sprint Core Features and Services

iii

RESALE AGREEMENT

This Resale Agreement is dated as of August 13, 2004 for PCS Services beginning June 15, 2004 (the “Effective Date”) by and among West Virginia PCS Alliance, L.C., a Virginia limited liability company (the “WV Alliance”), Virginia PCS Alliance, L.C., a Virginia limited liability company (the “VA Alliance”), (collectively, the “Alliances”); NTELOS Inc. a Virginia corporation and the indirect parent of each of the Alliances (“NTELOS”); and Sprint Spectrum L.P., a Delaware limited partnership (“Sprint”).

RECITALS

A. The Alliances own broadband personal communications services (“PCS”) licenses and own and operate a PCS network (the “Alliances Network”) and provide PCS Services (as defined below) in several geographic markets, including the Markets (as defined below).

B. Subject to the terms and conditions contained in this Agreement, Sprint desires to purchase PCS Services from the Alliances and market and sell these services to Sprint Customers (as defined below), and the Alliances desire to sell PCS Services to Sprint.

C. Subject to the terms and conditions contained in this Agreement, the parties also desire to provide for (i) the pricing and billing methodology of the PCS Services being provided by Sprint to NTELOS and its Affiliates, including the Alliances, pursuant to the Intercarrier Roamer Service Agreement dated as of November 1, 1997, as amended, so that such terms are reciprocal with the pricing terms and billing methodology of the PCS Services being provided by the Alliances to Sprint pursuant to this Agreement and (ii) the pricing and billing methodology of the long-distance telephone services (including, but not limited to international, inter-state, intra-state and 800 calls) provided by Sprint to NTELOS and its Affiliates, including the Alliances, at rates that reflect the Sprint PCS Affiliate “most favored nations” rates.

NOW, THEREFORE, and in consideration of the above premises and the mutual promises set forth in this Agreement, the Alliances and Sprint agree as follows:

1. Definitions

“Accounting Firm” has the meaning assigned to the term in Schedule 2.

“Affiliate” means a person or entity that, directly or indirectly, controls, is controlled by or is under common control with another person or entity.

“Agreement” means this agreement and all of its Schedules and Exhibits.

“Alliances” has the meaning assigned to the term in the Preamble.

“Alliances’ Customer” means any person, other than Sprint, purchasing from the Alliances (i) PCS service or (ii) any other services offered for sale by the Alliances.

“Alliances Marks” has the meaning assigned to the term in Section 11.1.

“Alliances Network” has the meaning assigned to the term in the Recitals.

“Alliances Voice Cost per MOU” shall mean, for the period being measured, the quotient of (i) (A) all the documented Alliances network operating costs (“Operating Costs”) which are limited to the following: site rents, interconnection costs, telecommunications expense, facilities, utilities, maintenance, repairs, property taxes, insurance and a recovery of the cumulative capital expenditures made by NTELOS on a consolidated basis for the Alliances Network, less retirement thereof (“Cumulative Capital Expenditures”) using an average depreciation life of ten (10) years, plus (B) an annualized 13% return on such Cumulative Capital Expenditures, related to or allocable to the provision of voice services by means of the Alliances Network, and excluding any Operating Costs and Cumulative Capital Expenditures related to providing 3G data services by means of the Alliances Network, and (ii) the total MOU usage of the Alliances Network determined consistently with the basis outlined in Schedule 3; and “Alliances Data Cost per KB” shall mean, for the period being measured, the quotient of (i) (A) all the Alliances Operating Costs (as defined above), plus (B) an annualized 13% return on Cumulative Capital Expenditures (as defined above), related to or allocable to the provision of 3G Data Services by means of the Alliances Network not otherwise included in the Alliances Voice Cost per MOU, and (ii) the total KB usage of the Alliances Network determined consistently with the basis outlined in Schedule 3.

“Applicable Licenses” has the meaning assigned to the term in Section 8.1.

“Billing Error” means an error in the billing rates, billing methodology or calculation of minutes of use within an invoice.

“BTA” means basic trading area (as defined by the FCC).

“Effective Date” has the meaning assigned to the term in the Preamble.

“Cost Dispute” has the meaning assigned to the term in Schedule 2.

“Data Customers” has the meaning assigned to the term in Schedule 2.

“Data Pricing Dispute” has the meaning assigned to the term in Schedule 2.

“Data Customer Reset Rate” has the meaning assigned to the term in Schedule 2.

“Electronic Billing” has the meaning assigned to the term in Section 5.4.

“ESN” means the electronic serial number for each Handset.

“Event of Default” has the meaning assigned to the term in Section 14.1.

“Facilities” means the telecommunications switching equipment, cell site transceiver equipment, towers, connecting circuits, software and other equipment installed, maintained, expanded, modified or replaced by the Alliances to render PCS Services within the Markets.

“FCC” means the Federal Communications Commission or any successor agency.

“Forecast” has the meaning assigned to the term in Section 5.5.

“Fraud” means the use of false information or a false identity to secure PCS Services from the Alliances Network.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the FCC.

“Handsets” means the mobile handsets to be used by Sprint Customers and any other terminal equipment designed to be used by Sprint Customers which shall be compatible with the Alliances’ networks.

“Home Customer” has the meaning assigned to the term in Schedule 2.

“Home Customer Reset Rate” has the meaning assigned to the term in Schedule 2.

“Home Pricing Dispute” has the meaning assigned to the term in Schedule 2.

“HLR” means Home Location Register.

“Indemnification Claim” has the meaning assigned to the term in Section 13.2.1

“Indemnitor” has the meaning assigned to the term in Section 13.1.

“Indemnitee” has the meaning assigned to the term in Section 13.1.

“Independent Auditors” has the meaning assigned to the term in Section 9.2.

“Interim Agreement” means the Letter Agreement, dated as of June 15, 2004, among Sprint, WV Alliance and VA Alliance.

“Licenses” means the PCS licenses issued by the FCC to the Alliances, which authorize the provision of PCS Services in the Markets.

“Markets” means the BTA set forth in Schedule 1 (Markets) in which PCS Services are to be made available to Sprint pursuant to this Agreement and the Licenses. A “Market” is any one of such BTA.

“MDN” means a mobile directory number.

“MIN” means a mobile identification number.

“MOU” means minute of use.

“MSID” means mobile station identifier.

“National RDRY” has the meaning assigned to the term in Schedule 2.

“National RVRY” has the meaning assigned to the term in Schedule 2.

“Network Specification” has the meaning assigned to the term in Section 7.2.

“NTELOS” has the meaning assigned to the term in the Preamble.

“PCS” means all radio communications that encompass mobile and ancillary fixed communication as set forth in 47 C.F.R. Part 24.5 in the definition of “Broadband PCS”.

“PCS Services” means all use of the Alliance’s Network in the Markets by Sprint Customers as contemplated by this Agreement, including, without limitation, voice service, 2G Data Service, MOSMS, MTSMS, and 3G Data Service. PCS Services provided by the Alliances pursuant to this Agreement does not include long-distance services.

“Phase-Out Period” has the meaning assigned the term in Section 14.2.

“Proprietary Information” has the meaning assigned the term in Section 15.3.

“Reset Rate Dispute” has the meaning assigned to the term in Schedule 2.

“Sprint” has the meaning assigned to the term in the Preamble.

“Sprint Customer” means each of the following: Sprint; wireless companies under common control with Sprint; all companies that have executed a Management Agreement or Affiliation Agreement with Sprint or wireless companies under common control with Sprint and which are commonly known as “Sprint PCS Affiliates”; all Sprint resellers (including without limitation, AT&T, Liberty, Qwest, Virgin Mobile, members of Sprint Private Label Service Program and resellers who sign resale agreements with Sprint after the date of this Agreement; and customers of any such entities).

“Sprint Management Agreement” means the standard Sprint Management Agreement in effect as of the Effective Date with the majority of the Sprint PCS Affiliates.

“Sprint Marks” has the meaning assigned to the term in Section 11.2.

“Sprint PCS Affiliates” mean wireless providers who have entered into the standard Sprint Management Agreement or Sprint Affiliation Agreement with Sprint.

“Travel Customer” has the meaning assigned to the term in Schedule 2.

“Travel Customer Initial Reset Rate” has the meaning assigned to the term in Schedule 2.

“Travel Customer Subsequent Reset Rate” has the meaning assigned to the term in Schedule 2.

“Travel Pricing Dispute” has the meaning assigned to the term in Schedule 2.

“VA Alliance” has the meaning assigned to the term in the Preamble.

“WLNP” means Wireless Local Number Portability.

“WV Alliance” has the meaning assigned to the term in the Preamble.

2. Sprint Relationship

Subject to the terms and conditions of this Agreement, the Alliances will provide and sell PCS Services to Sprint in the Markets, and Sprint will purchase PCS Services from the Alliances in the Markets and pay the Alliances for PCS Services as more specifically described in Schedule 2. The Alliances authorize Sprint to market and sell the PCS Services to Sprint Customers subject to the terms and conditions of this Agreement. No provision of this Agreement will be construed as vesting in Sprint any control whatsoever in any facilities and operations of the Alliances, including the Facilities, or the operations of any Affiliate of the Alliances.

3. Term

3.1 General

Subject to the early termination provisions set forth in Section 14 and the renewal provisions of Section 3.2, the initial term of this Agreement will be for the period commencing on the date hereof and extending until July 31, 2011, unless renewed, or otherwise extended as a result of the Phase-Out Period described in Section 3.3 herein.

3.2 Automatic Renewal

This Agreement will automatically renew beyond the initial term set forth in Section 3.1 for separate renewal periods of five (5) years each, unless (a) Sprint gives written notice to the Alliances of non-renewal on or before the date which is one hundred eighty (180) days prior to the end of the initial term or the applicable renewal term, as the case may be; or (b) the Alliances give written notice to Sprint of non-renewal on or before the date which is one hundred eighty (180) days prior to the end of the initial term or the applicable renewal term, as the case may be.

3.3 Phase-Out Period

Upon notice of termination of this Agreement pursuant to this Section 3, the Phase-Out period set forth in Section 14.2 will apply. During the Phase-Out Period, the Alliances agree to offer to sell PCS Services to Sprint in accordance with Section 14.2.

4. Representations and Warranties

4.1 Representations and Warranties of the Alliances and NTELOS

Each of the Alliances and NTELOS makes to Sprint the following representations and warranties as to itself as of the Effective Date:

4.1.1 Organization; Standing and Power

Such Alliance is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite limited liability company power and authority to carry on its business as now being conducted and NTELOS is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and authority to carry on its business as now being conducted. Such Alliance and NTELOS are duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually, or in the aggregate) would not have a material adverse effect on such Alliance and its subsidiaries, taken as a whole, or NTELOS and its subsidiaries, taken as a whole.

4.1.2 Authority

The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by such Alliance and NTELOS are within the limited liability company power of such Alliance and the corporate power of NTELOS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and no other action on the part of such Alliance and NTELOS is necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement and all other documents and instruments required to be executed and delivered by such Alliance and NTELOS hereby have been or will be duly and validly executed and delivered by such Alliance and NTELOS, and constitute or will constitute valid and binding agreements of such Alliance and NTELOS, enforceable against such Alliance and NTELOS in accordance with their terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

4.1.3 No Violations

Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by such Alliance and NTELOS will (a) conflict with or result in any breach of any provision of the articles of organization or operating agreement of such Alliance and the articles of incorporation or bylaws of NTELOS, (b) subject to receipt of regulatory and other third-party consents (which such Alliance and NTELOS have no reason to believe will not be readily available), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract or other instrument or obligation binding upon such Alliance or NTELOS, or (c) violate any order, writ, injunction, decree or law in effect as of the date of this Agreement and applicable to such Alliance or NTELOS, or any of its properties or assets.

4.1.4 Compliance with Agreement

NTELOS represents and warrants that the Alliances will comply with all terms and conditions set forth in this Agreement.

4.2 Representations and Warranties of Sprint

Sprint makes to the Alliances the following representations and warranties as to itself as of the Effective Date:

4.2.1 Organization; Standing and Power

Sprint is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited partnership power and authority to carry on its business as now being conducted. Sprint is duly qualified to do business and is in good standing in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually, or in the aggregate) would not have a material adverse effect on Sprint and its subsidiaries, taken as a whole.

4.2.2 Authority

The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Sprint are within the limited partnership power of Sprint. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and no other corporate action on the part of Sprint is necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement and all other documents and instruments required to be executed and delivered by Sprint hereby have been or will be duly and validly executed and delivered by Sprint, and constitute or will constitute valid and binding agreements of Sprint, enforceable against Sprint in accordance with their terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

4.2.3 No Violations

Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Sprint will (a) conflict with or result in any breach of any provision of the Partnership Agreement of Sprint, (b) subject to receipt of regulatory and other third-party consents (which Sprint has no reason to believe will not be readily available), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract or other instrument or obligation binding upon Sprint, or (c) violate any order, writ, injunction, decree or law in effect as of the date of this Agreement and applicable to Sprint, or any of its properties or assets.

5. Scope of PCS Services; Handset Handling; MIN Administration; Billing; Forecasts

5.1 PCS Services

During the term of this Agreement, the Alliances agree to provide to Sprint the PCS Services in the Markets.

5.2 Handset Handling Services

Sprint will be responsible for making its own arrangements (a) to purchase Handsets and accessories for resale, from manufacturers selected by Sprint and (b) for the delivery of those Handsets and accessories directly to Sprint.

5.3 MDN/ESN Administration

Unless the parties otherwise agree, Sprint will be responsible for the administration of its own MDN/ESN ranges for each Market, and the Alliances will route and bill Sprint for PCS Services accordingly. The parties agree to work together in good faith to coordinate MDN/ESN administration, including sufficient advance notice necessary to implement the terms of this Section 5.3.

5.4 Call Detail Records

The Alliances will provide Sprint access to electronic call detail records on a near real time basis (“Electronic Billing”). Sprint shall provide for network facilities to transport call detail records to support Electronic Billing and is responsible for polling the Alliances’ platform in a timely manner to obtain all available call detail records. Electronic call detail records will be made available in native format. For purposes of this Agreement, the term “near real time basis” means the period of time in which the Alliances can read their own call detail records for the Alliances’ Customers. With respect to payment for defective call detail records, Sprint may, in addition to any other rights and remedies available to Sprint, dispute such payments under the procedures set forth in Section 6.3. Additionally, Sprint will have no responsibility for paying invoices for PCS Services to the extent that the Alliances do not forward the call detail records for Sprint Customers from the Alliances’ switches to the Alliances’ platform within ten (10) days after the occurrence of the call.

5.5 Subscriber Information and Forecasts

For the Alliances’ Network planning purposes, Sprint will provide the Alliances, by the fifth (5th) day of each calendar month, current subscriber information for each of the Markets. Further, by the fifth (5th) day of each calendar quarter, Sprint shall provide the Alliances with a good faith, non-binding rolling forecast (the “Forecast”) of the expected number of subscribers, voice minutes and data KB of PCS network usage by Market for the quarterly periods during the four (4) calendar quarters immediately following the calendar quarter in which the Forecast is provided to the Alliances by Sprint.

5.6 Negotiation of Roaming Agreement Amendment

Sprint and the Alliances will negotiate in good faith to agree upon the terms of an amendment to the Intercarrier Roaming Services Agreement to ensure feature functionality for each others customers in roaming scenarios for Mobile Originated Short Messaging Services (MOSMS), Short Messaging Services (SMS), 3G1X Data Services, and Message Waiting Indicator (MWI) and to establish a commitment by the parties to assess the feasibility of providing additional feature functionality in roaming scenarios in the future.

6. Prices and Terms of Payment

6.1 Payment of Charges

Sprint is liable and will pay the Alliances for any and all undisputed charges associated with the use of the PCS Services by Sprint Customers, as set forth in Schedule 2. Disputed charges are governed by the procedures set forth in Section 6.3. All prices and charges stated in this Agreement are in U.S. dollars. All charges shall be billed according to the billing methodology set forth on Schedule 3.

6.2 Invoices

The Alliances will provide Sprint invoices on a semi-monthly basis on or about the 1st and 16th days of each calendar month for PCS Services usage charges incurred by Sprint during the period from the 16th day of each month through the last of the prior calendar month and during the period from the 1st day through the 15th day of the current calendar month, respectively. Sprint will be liable to the Alliances for those charges and will pay them in accordance with the provisions of this Section 6. Payment for each invoice is due within twenty five (25) days of receipt of invoice by Sprint. Interest, at a daily interest rate equal to .0491%, compounded monthly, shall begin to accrue on payment amounts due which are not made by the due date.

6.3 Disputed Charges

6.3.1 General

Sprint may elect to withhold payment of any properly disputed portion of any invoice until the dispute is resolved as set forth in this Section 6.3. Sprint must pay the undisputed amount of any invoice in a timely manner as provided in Section 6.2. Upon resolution of any dispute, payment of any disputed and withheld amount by Sprint that is determined to be due and owing (including interest, at a daily interest rate equal to .0491%, compounded monthly) is due and payable within ten (10) days following resolution of the dispute as provided in this Section 6.3.

6.3.2 Fraud

Sprint shall use its own capabilities for the purposes of Fraud analysis. Sprint shall not be responsible for the payment of charges based on Fraud, when such charges originate one (1) business day after the Alliances have received written notice from Sprint that Sprint has discovered such Fraud but only if the Alliances are in control of the means to prevent such Fraud from occurring. In the event the Alliances discover Fraud, they shall promptly notify Sprint. In the event the Alliances discover Fraud, nothing herein shall prevent the Alliances from taking prompt action (without prior notice to Sprint) that is reasonably necessary to prevent such Fraud; provided, that, nothing contained herein shall impose any obligations on the Alliances to take any action with respect to Fraud. Sprint shall indemnify and hold the Alliances harmless from any and all costs, expenses, damages, claims, losses or actions arising from Fraud to the extent the party claiming the Fraud is (or had been at the time of the alleged Fraud) a Sprint Customer.

6.3.3 Billing Errors Discovered Before Payment

If Sprint intends not to pay all or part of an invoice as a result of Sprint’s reasonable belief that a Billing Error exists, Sprint will, prior to the due date of such invoice, provide to the Alliances written notice of any Billing Error, together with a detailed explanation of the nature and amount of the Billing Error and all applicable call detail records upon which such Billing Error is based. The Alliances will respond to Sprint in writing with regard to the Billing Error within ten (10) business days after receipt of Sprint’s notice of a Billing Error and credit Sprint’s account within the later of (i) ten (10) business days after receipt of Sprint’s notice of a Billing Error or (ii) the next invoice date if the Alliances agree that such resolution is appropriate. If the parties mutually agree that such charges are correct, Sprint shall pay any disputed and withheld amount, including interest, as provided for in Section 6.3.1. If the parties are unable to resolve any such disputes within thirty (30) days of the date of the Alliances’ response, either party may initiate the dispute resolution process set forth in Section 17.14.

6.3.4 Billing Errors Discovered After Payment

Following payment of an invoice, if a party discovers that a Billing Error has occurred, the party will provide notice of such Billing Error, together with the applicable call detail records and the amount of the Billing Error, to the other party as soon as practical upon detection. After receiving notice of a Billing Error, the other party will respond in writing to the party detecting the Billing Error within ten (10) business days after receipt of the Billing Error notice. Upon resolution, payment of amounts that are determined to be due and owing as a result of such Billing Error (exclusive of any interest charges reflecting the time value of the Billing Error) will be due and payable within twenty-five (25) days following resolution. If payment is not made within such twenty-five (25) day period, the amount due will be adjusted to include interest from the original invoice date at a daily interest rate equal to .0491%, compounded monthly. No corrections or adjustments for Billing Errors discovered after payment will be made unless the Alliances receive notice from Sprint of a Billing Error within three hundred sixty five (365) days of the invoice date of any invoice subject to a purported Billing Error. If the parties are unable to resolve Billing Errors within sixty (60) days of the date of response by the party receiving the Billing Error notice, either party may initiate the dispute resolution process set forth in Section 17.14.

6.4 Taxes and Other Levies by Governmental Authorities

6.4.1 Taxes

The rates and charges set forth in this Agreement do not include sales or similar taxes imposed on the PCS Services provided by the Alliances to Sprint. Sprint shall provide the Alliances with copies of all applicable tax exemption certificates. The Alliances shall not be responsible for the remittance of any taxes, fees and other charges of Governmental Authorities relating to the use of the Alliances Network for PCS Services by Sprint Customers for PCS Services.

6.4.2 Other Levies by Governmental Authorities

The Alliances will be solely responsible for the timely and accurate remittance of all taxes, fees and other charges of Governmental Authorities relating to the ownership and operation of the Alliances Network.

6.5 Enhanced 911 Charges

Sprint shall (i) reimburse the Alliances for a pro rata allocated portion of reasonable and documented E-911 costs incurred by the Alliances after the Effective Date related to providing PCS Services to Sprint or Sprint Customers and (ii) subject to commercially reasonable terms, enter into a separate agreement with the vendor supplying the Alliances with E-911 database services, to purchase the required E-911 database services on behalf of Sprint Customers.

7. Rights and Obligations of the Parties

7.1 Sprint’s Responsibility and Liability Related to PCS Services to Sprint Customers

Sprint will be responsible and liable for (i) Sprint Customer credit verification, (ii) billing, (iii) collection, (iv) customer service, (v) all similar support necessary to provide PCS Services to Sprint Customers and (vi) all risks and expenses related to such services. Sprint will not make any representation, warranty or covenant to any Sprint Customer that would misrepresent or conflict with the terms and conditions of this Agreement.

7.2 Network Requirements

7.2.1 General Requirements

The Alliances warrant that PCS Service will be of a quality and clarity no worse than PCS services provided by the Alliances to Alliance Customers.

This Section 7.2.1 and the accompanying Schedule 4 attached hereto (collectively, “Network Specifications”) set forth the general, operation, and performance specifications of the Alliances Network as of the Effective Date, which the Alliances must satisfy in providing services under this Agreement. In addition to any other remedy available to Sprint under this Agreement, Sprint’s remedies for the Alliances’ failure to meet the requirements of Schedule 4 (including the Service Level Agreement in Exhibit 1 of Schedule 4) are contained therein.

7.2.2 Network Upgrades Requested by Sprint

The Alliances shall not be required to make any future investment in high speed data transfer technology requested by Sprint, or any other significant network upgrade requirement requested by Sprint, to support Sprint Customers using the Alliances Network in the Markets unless the parties mutually agree in advance of such investment to the compensation to be provided by Sprint to the Alliances for making such investment. If Sprint agrees in a separate written agreement to fully compensate the Alliances for a high-speed data network upgrade or any other significant network upgrade requirement requested by Sprint, the Alliances must complete such upgrade within a commercially reasonable time period. Notwithstanding the foregoing, each of the Alliances agrees that it will augment or expand its Facilities, including implementing commercially reasonable network upgrades, at its own expense in order to provide the products and services supported by the Alliances on the date of this Agreement as set forth in Schedule 6 and to comply with the performance specifications set forth in Schedule 4. Sprint acknowledges and agrees that the Alliances Network as of the Effective Date of this Agreement meets the requirements of Sprint’s current products and services identified on Schedule 6.

Sprint shall reimburse the Alliances for any reasonable and documented incremental or pro rata capital costs incurred by the Alliances in connection with the development and implementation of a long-term network solution to enable the Alliances to provide Sprint Customers with WLNP within the Markets.

7.2.3 Network Upgrades Required By Governmental Authorities or Industry Standards

Sprint shall reimburse the Alliances for a proportional amount of the reasonable and documented capital or incremental operating expenses incurred by the Alliances to comply with all future network obligations mandated by Governmental Authorities or new industry standards, such as mobile equipment identifiers (MEIDs), based upon the proportion of the total capital and operating expense related to PCS Network usage by Sprint Customers, unless otherwise agreed by the parties.

7.2.4 Absence of Coverage

If, at any time during the term of this Agreement, Sprint desires to have geographic coverage within a Market served by the Alliances Network, where geographic coverage does not already exist, Sprint shall provide the Alliances with a written request to expand the coverage area of the Alliances Network within a Market. If, within sixty (60) days of receipt of such written notice, the Alliances do not provide Sprint with a written commitment to develop such coverage within a reasonable period of time, or if the Alliances do not develop such coverage within such reasonable period of time, Sprint shall have the right, at its own expense or at the expense of a third-party acting on Sprint’s behalf under a build-out agreement with Sprint (including for purposes of clarity a Strategic Roaming Alliance partner of Sprint), to construct its own cell sites or to take other action to provide such coverage, without breaching this Agreement or incurring liability to the Alliances. If, pursuant to this Section 7.2.4, Sprint constructs its own cell sites or takes such other action to provide coverage, (a) Sprint (or a party on Sprint’s behalf), at Sprint’s cost, will have the right to connect such sites or other construction to the Alliances Network and platforms, (b) the Alliances will coordinate with Sprint, at Sprint’s request, for the seamless operation and connectivity of the new cell sites with the Alliances Network, (c) the Alliances shall have the right to use such new cell sites to provide geographic coverage to their customers at a cost to the Alliances determined by the quotient of (i) 75% of the applicable Home Customer Volume Tier Rates and (ii) Alliance Customers’ minutes of use on Sprint owned cell sites within the Markets, and (d) the Alliances will provide all applicable switching to Sprint at a cost to Sprint determined by the quotient of (i) 25% of the applicable Home Customer Volume Tier and (ii) Home Customers’ minutes of use on Sprint owned cell sites within the Markets. The charges contemplated in (c) and (d) above will be reflected as additional settlement activity on invoices generated pursuant to Schedule 3.

7.2.5 Modifications

Subject to the Alliances’ compliance with the Network Specifications, the Alliances may, in their reasonable discretion, change or update the Facilities or the Alliances’ operations, equipment, software, procedures or services in a commercially reasonable manner; provided, that, such changes or updates shall not unreasonably interrupt, suspend, delay or change the quality or functionality of the PCS Services. The Alliances must give Sprint at least three (3) days prior written notice of the implementation of such planned changes or updates; provided, that, the Alliances shall not be required to provide such notice in the event of a change or update made in an emergency situation. In administering such changes or updates, the Alliances shall not knowingly or negligently interrupt, suspend, delay or change the quality or functionality of the PCS Services in any material adverse manner.

7.2.6 The Alliances’ Reports to Sprint

The Alliances will provide Sprint with real time “read-only” access to performance data for elements of the Alliances Network which are to be used by Sprint. Such performance data shall be sufficient in scope and detail to establish compliance with the Network Specifications. In addition, the Alliances will provide an updated Format C Report (containing a spreadsheet detailing specific cell site information, as mutually agreed by the Alliances and Sprint, for each cell site and repeater site within the Markets) by the fifteenth (15th) day of each month to Sprint by means of electronic mail.

7.3 Exclusive Provider; Overbuilds

During the term of this Agreement, (i) the Alliances shall be the exclusive provider of PCS Services to Sprint within the Markets (except for (a) roaming on third-party network systems that may occur in the ordinary course because of lack of geographic coverage from the Alliances Network in a portion of the Markets, or (b) as a result of Sprint’s (or a party on Sprint’s behalf) construction of a cell site in a situation where there is an absence of geographic coverage in a Market as provided for in Section 7.2.4 and (ii) Sprint shall not, either directly or indirectly, commence construction of, contract for, or launch its own PCS or wireless communications network within the Markets, except as provided for coverage exceptions as described in Section 7.2.4. Such limitation on Sprint’s ability to overbuild the Alliances Network shall expire one hundred and eighty (180) days prior to the initial termination date, or renewals thereof, of this Agreement, upon either party’s providing notice of non-renewal of this Agreement pursuant to Section 3.2, and at that time, Sprint may so commence construction of a PCS network within the Markets.

7.4 Spectrum

The Alliances shall make available for the PCS Services to be provided under this Agreement the FCC License Spectrum identified on Schedule 1 to this Agreement. To the extent the amount of the Sprint Customers’ use of PCS Services requires additional FCC license spectrum in any of the Markets, Sprint shall make such FCC license spectrum available to the Alliances from its own available FCC license spectrum holdings.

7.5 Representatives

As the “single point of contact” with respect to the monitoring and administration of this Agreement, each of the Alliances and Sprint agree to appoint one individual who shall have, as one of his or her primary functions, the responsibility for the administration of this Agreement. The initial appointees are set forth on Schedule 5.

8. Licenses

8.1 General

Each Alliance represents that it is the holder of each of the Licenses (each, an “Applicable License” and collectively, the “Applicable Licenses”). During the term of this Agreement, each Alliance agrees that it will comply in all material respects with all FCC rules and regulations regarding an applicable License and will use its reasonable best efforts to maintain such License and to refrain from any action or inaction which may result in the revocation or other loss of such License. The Alliances will provide Sprint with any and all notices from the FCC which could materially affect the Alliances’ ownership of the Licenses, the provision of PCS Services to Sprint or the Alliances’ performance of any other material covenant or obligation in this Agreement. Each Alliance represents and warrants as to itself that each of the Applicable Licenses are in full force and effect and are not subject to any petition to deny or petition for reconsideration and that no other party holds any interest of any nature with regard to such Licenses, other than security interests held by senior secured lenders to the Alliances or by the FCC or its agents. Sprint agrees to use commercially reasonable efforts not to take any action that would jeopardize the Alliances’, or another License holder’s, ability to hold the Licenses, without penalty.

8.2 Renewals

The Alliances agree that they will use their reasonable best efforts to obtain renewals of the Licenses throughout the term of this Agreement and, specifically, will file all required applications for renewal and will diligently and promptly pursue such renewal applications unless the Alliances reasonably determine that the FCC has imposed such burdens upon the renewal of the Licenses that it is not commercially reasonable to renew such Licenses. In the event the Alliances determine that it is not commercially reasonable to renew such Licenses, the Alliances shall give Sprint written notice of such determination no later than one hundred fifty (150) days prior to the expiration of the term of the Licenses (or any renewal term); provided, however, that in the event the Alliances shall have determined to assign this Agreement, in accordance with the provisions of Section 16.2, with respect to a Market for which there is a License as to which a notice of non-renewal has been given, the Alliances shall have the right to withdraw such notice and pursue the transfer of such License to the proposed assignee. To exercise such right, the Alliances must give written notice to Sprint prior to the sixtieth (60th) day before the expiration of the License, and the Alliances must provide Sprint with satisfactory assurances that the transfer of such License is reasonably likely to be approved by the FCC with the result that Sprint would not experience an interruption of service in such Market. In the event the Alliances give a non-renewal notice and do not withdraw such notice as provided above, Sprint may, at its option, give written notice, no later than sixty (60) days prior to the expiration of the Licenses, to the Alliances that the Alliances must file an application for FCC approval to transfer the Licenses from the Alliances to Sprint or one of its Affiliates and that the Alliances must reasonably cooperate with Sprint to pursue the transfer and renewal of the Licenses. To the extent permitted by law, the parties will use their reasonable efforts to avoid the public disclosure of such filing. Sprint agrees to promptly reimburse the Alliances for the reasonable legal and other costs associated with the development, filing and prosecution of such application and the cooperation in pursuing the renewal. If the FCC approves such application for transfer, then, upon Sprint’s request, the Alliances will transfer the Licenses (for no consideration) to Sprint or its Affiliate prior to the License expiration, and Sprint shall be responsible for any renewal fees required by the FCC. Notwithstanding the foregoing, in the event that (a) the Alliances withdraw a notice of non-renewal (as provided in the second sentence of this Section) and (b) the Alliances receive a bona-fide offer to purchase such Licenses from a third-party, the Alliances will deliver such offer to Sprint, and Sprint will have the right to purchase such Licenses, for the price and on the terms and conditions set forth in the offer. Sprint may exercise such right by giving written notice to the Alliances within ten (10) business days of Sprint’s receipt of such offer.

9. Audit

9.1 General

Each party will maintain complete and accurate records for twelve (12) months following conclusion or expiration of all agreement payment obligations of all parties related to such records in a consistent form to substantiate the monetary payments and reporting and other obligations of one party to the other party under this Agreement. Each party may, upon reasonable prior written notice, conduct during the other party’s regular business hours, and in accordance with applicable law and reasonable security requirements, audits of those records. Each party may seek a general audit these records no more than once every twelve (12) months. In addition, each party may seek limited audits of records relating to specific disputed payment and reporting obligations, not more than once every three (3) months. These audit rights will survive until the period ending twelve (12) months following conclusion or expiration of all post-agreement payment obligations of all parties under this Agreement. During the term of this Agreement, the Alliances hereby grant reasonable access to Sprint and its representatives to review and inspect the Alliances Network, including without limitation individual cell sites and the switch location(s); provided, that, Sprint provides reasonable advance notice to the Alliances and the Alliances have the right to have an employee or representative present at all times during such inspection.

9.2 Procedure

Audits will be conducted in accordance with the following restrictions: (a) the audit may be conducted by employees of the auditing party and/or by third-party representatives, (b) the audited party may require the auditing party’s employee to conduct the audit on the premises of the audited party, (c) the audited party will have the right to have an employee or representative present at all times during the audit, (d) the auditing party will not have direct access to the audited party’s computer database without the consent of the audited party, and will be entitled to review only those specific records of the audited party directly related to the monetary obligations of the audited party under this Agreement, and (e) the auditing party will provide reasonable advance notice of the audit and the audit will be scheduled at a mutually acceptable time and the parties will avoid, to the extent reasonably practical, scheduling such audit in the months of January or February. Subject to the restrictions set forth above, the audited party will cooperate fully with the auditing party. All reasonable fees and costs incurred by either party in connection with those audits will be paid by the auditing party. However, the auditing party will not be responsible for any charges associated with the services of any employee of the audited party. The audited party will have the right to have the results of any audit reviewed by the audited party’s internal auditing staff or by the audited party’s independent accountants who then audit the financial statements of the audited party (“Independent Auditors”) and the cost of such an internal or Independent Auditors’ review will be borne by the audited party. The audited party must use its commercially reasonable efforts to promptly correct any material deficiencies related to performance uncovered by an audit.

10. Warranties

Except as otherwise provided in this agreement, the Alliances make no warranties, express or implied, regarding the Alliances Network or the PCS Services or, if applicable, any equipment, including any warranties of merchantability or fitness for a particular purpose. The Alliances do not authorize anyone to make any warranty on their behalf, and Sprint should not rely on any such statement.

11. Trade Name, Trade Marks and Service Marks

11.1 The Alliances’ Rights

Sprint recognizes the right, title and interest of the Alliances in and to all service marks, trademarks, trade names, trade dress, logos and other indicia of origin used in connection with the service and products sold by the Alliances (collectively, the “Alliances’ Marks”). Sprint will not engage in any activities or commit any acts, directly or indirectly, that contest, dispute, or otherwise impair, or that may contest, dispute or otherwise impair the right, title or interest of the Alliances therein. Sprint acknowledges and agrees that nothing in this Agreement grants to Sprint the right to use and Sprint agrees that it will not use any of the Alliances’ Marks or any service mark, trademark, trade name, trade dress, logos and other indicia of origin that is confusingly similar to or a colorable imitation of any of the Alliances Marks and will not incorporate the Alliances’ Marks into service mark, trademark, trade name, trade dress, logos and other indicia of origin used or developed by Sprint.

11.2 Sprint’s Rights

The Alliances and NTELOS recognize the right, title and interest of Sprint service marks, trademarks, trade names, trade dress, logos and other indicia of origin used in connection with the service and products sold by Sprint (collectively, the “Sprint Marks”). The Alliances and NTELOS will not engage in any activities or commit any acts, directly or indirectly, that contest, dispute, or otherwise impair, or that may contest, dispute or otherwise impair the right, title or interest of Sprint and its Affiliates therein. The Alliances and NTELOS acknowledge and agree that nothing in this Agreement grants to the Alliances or NTELOS the right to use and the Alliances and NTELOS agree that they will not use any Sprint Mark or any service mark, trademark, trade name, trade dress, logos, or other indicia of origin that is confusingly similar to or a colorable imitation of any of the Sprint Marks and will not incorporate the Sprint Marks into any service mark, trademark, trade name, trade dress, logos, or other indicia of origin, used or developed by the Alliances or NTELOS. The Alliances do not acquire or claim any right, title or interest in or to the Sprint Marks through the provision of PCS Service or products or otherwise.

Notwithstanding anything to the contrary in this Section 11.2, Sprint agrees that the Alliances and NTELOS may identify Sprint as the Preferred Nationwide Roaming Partner for the Alliances and NTELOS in their collateral and marketing materials, subject to Sprint’s prior review and written consent. The Alliances and NTELOS will submit to Sprint for prior review and written consent any collateral and marketing materials containing Sprint’s name. Sprint will promptly review such materials and not unreasonably withhold its written consent to their use.

11.3 Remedies for Violations

If either party violates or threatens to violate Section 11, the other party may exercise any right or remedy under this Agreement and any other right or remedy that it may have (now or hereafter existing) at law, in equity or under statute; provided, however, that such rights and remedies will not be subject to the limitations set forth in Section 13.2. The parties agree that damages for violations of Section 11 may be difficult to ascertain or inadequate and that if either party violates or threatens to violate Section 11, the other party may suffer irreparable harm and therefore may seek injunctive relief in addition to any other right or remedy under this Agreement and any other right or remedy that it may have (now or hereafter existing) at law, in equity or under statute. The party that violates or threatens to violate Section 11 will not raise the defense of an adequate remedy at law.

12. Insurance

12.1 Sprint Insurance

Sprint must, during the term of this Agreement and at its sole expense, obtain and keep in force, the following insurance: (a) Commercial General Liability Coverage, including personal injury, bodily injury, property damage, operations hazard, independent contractor coverage, contractual liability, and products and completed operations liability, in limits not less than three million dollars ($3,000,000) for each occurrence (combined single limit), with Sprint named as insured in the policy and the Alliances named as additional insured in the policy; and (b) Worker’s Compensation and Employer’s Liability insurance. All required insurance policies must be taken out with reputable national insurers that are licensed to do business in the jurisdictions where Sprint is doing business. Sprint agrees that certificates of insurance will be delivered to the Alliances within fifteen (15) days of the Effective Date. All policies must contain an undertaking by the insurers to notify the Alliances in writing not less than thirty (30) days before any cancellation of the insurance. The provision of insurance required in this Agreement will not be construed to limit or otherwise affect the liability of Sprint to the Alliances.

12.2 The Alliances Insurance

The Alliances must, during the term of this Agreement and at their sole expense, obtain and keep in force, the following insurance: (a) Commercial General Liability Coverage, including personal injury, bodily injury, property damage, operations hazard, independent contractor coverage, contractual liability, and products and completed operations liability, in limits not less than three million dollars ($3,000,000) for each occurrence (combined single limit), with the Alliances named as insured in the policy and Sprint named as additional insured in the policy; and (b) Worker’s Compensation and Employer’s Liability insurance. All required insurance policies must be taken out with reputable national insurers that are licensed to do business in the jurisdictions where the Alliances are doing business. The Alliances agree that certificates of insurance will be delivered to Sprint within fifteen (15) days of the Effective Date. All policies must contain an undertaking by the insurers to notify Sprint in writing not less than thirty (30) days before any cancellation of the insurance. The provision of insurance required in this Agreement will not be construed to limit or otherwise affect the liability of the Alliances to Sprint.

13. Indemnification; Limitation of Liability

13.1 Indemnification

Subject to the limitations set forth in Section 13.2, a party (the “Indemnitor”) agrees to indemnify, defend and hold harmless the other party and its directors, officers, employees, agents, successors and assigns (separately and collectively, the “Indemnitee”) from and against any third-party liabilities, claims, demands, losses, damages, costs and expenses, including reasonable attorneys’ fees incurred or suffered by the Indemnitee, arising out of (a) a breach by the Indemnitor of any covenant, representation or agreement in this Agreement, (b) an act or omission of the Indemnitor in the performance or non-performance of its obligations under this Agreement, (c) property damage or personal injury which may be assessed against or incurred by the Indemnitee relating to or arising out of any negligent, grossly negligent or intentional misconduct or omission of the Indemnitor or its directors, officers, employees, agents, successors and assigns in connection with the provision or use of services under this Agreement or (d) the violation by the Indemnitor of any law, regulation or ordinance applicable to the Indemnitor.

13.2 Indemnification Procedures

13.2.1 Notice

The Indemnitee will give the Indemnitor written notice within thirty (30) days of becoming aware that any formal or informal claim, demand, or request for indemnified losses under Section 13.1 will be or has been made against the Indemnitee, either individually or with others, (the “Indemnification Claim”).

13.2.2 Defense by Indemnitor

If, within thirty (30) days after the giving of notice, the Indemnitee receives written notice from the Indemnitor stating that the Indemnitor intends to dispute or defend against the Indemnification Claim, the Indemnitor will have the right to select counsel of its choice and to dispute or defend against the claim, demand, liability, suit, action or proceeding, at its expense. The Indemnitee shall fully cooperate with the Indemnitor in the dispute or defense so long as the Indemnitor is conducting the dispute or defense diligently and in good faith; but the Indemnitor will not be permitted to settle the Indemnification Claim without the prior written approval of the Indemnitee, which approval will not be unreasonably delayed or withheld. Even though the Indemnitor selects counsel of its choice, the Indemnitee has the right to additional representation by counsel of its choice to participate in the defense at Indemnitee’s sole cost and expense.

13.2.3 Defense by Indemnitee

If (a) no notice of intent to dispute or defend the Indemnification Claim is received by Indemnitee within the thirty (30) day period, or (b) diligent and good faith defense is not being, or ceases to be, conducted, by the Indemnitor, the Indemnitee has the right to dispute and defend against the Indemnification Claim at the sole reasonable cost and expense of Indemnitor, but the Indemnitee will not permitted to settle the Indemnification Claim without the prior written approval of the Indemnitor, which approval will not be unreasonably withheld.

13.3 Limitation of Liability

EXCEPT FOR RIGHTS AND REMEDIES SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT AND A PARTY’S INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES AS A RESULT OF THE PERFORMANCE OR NON-PERFORMANCE OR BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT, ITS ACTS OR OMISSIONS RELATED TO THIS AGREEMENT OR ITS USE OF THE PCS SERVICES.

14. Breach, Remedies and Early Termination of the Agreement

14.1 Breach

An event of default (an “Event of Default”) shall occur if a party:

(i) fails to make a payment of money when due, which failure continues for more than ten (10) business days after receipt of written notice from the other party;

(ii) fails to comply with any other material representation, warranty, obligation or covenant set forth in this Agreement, which failure either (A) continues for a period of more than sixty (60) consecutive days after receipt of written notice from the nonbreaching party specifying the breach or (B) is of a nature to require more than sixty (60) consecutive days (after receipt of notice from the nonbreaching party specifying the breach) to cure and continues for a period of more than the shorter of (x) one hundred twenty (120) consecutive days or (y) the period reasonably required to cure; except that this extended cure period is only available if the breaching party diligently works towards a cure;

(iii) fails to comply with Section 11, if that failure is not cured promptly upon receipt of notice from the party owning or enforcing that mark or in case of the repeated violations after receipt of the notice on one occasion;

(iv) ceases to do business as a going concern;

(v) is unable or admits its inability to pay its debts as they become due; or

(vi) institutes a voluntary proceeding, or becomes the subject of an involuntary proceeding which involuntary proceeding is not dismissed within sixty (60) days, under any bankruptcy act, insolvency law or any law for the relief of debtors, has a receiver appointed for the party which appointment is not dismissed, vacated or stayed within sixty (60) days, or executes a general assignment for the benefit of creditors.

Upon the occurrence of an Event of Default, the non-breaching party may, upon written notice to the breaching party, terminate this Agreement in its entirety or with respect to one or more Markets, depending on the nature of the breach, and, subject to the limitations set forth in Section 13.3, pursue any other right or remedy under this Agreement, or at law or in equity. Termination of this Agreement for any cause does not release either party from any liability which, at the time of termination, has already accrued to the other party, or which may accrue in respect of any act or omission prior to termination or from any obligation which is expressly stated to survive the termination. Sprint will remain responsible for its obligations to its agents and Sprint Customers.

14.2 Phase-Out Period

Upon notice of non-renewal of this Agreement pursuant to Section 3.2, the Alliances, at Sprint’s request, will continue to provide PCS Services to Sprint on the terms provided for in this Agreement and at rates identical to the last scheduled calendar year of the term, for up to eighteen (18) months (the “Phase-Out Period”) (as determined by Sprint, subject to sixty (60) days of advance notice of termination of the Phase-Out Period) after the notice of non-renewal.

15. Confidentiality

15.1 Restriction

Each party agrees that it will not disclose any Proprietary Information received from the other party except as expressly provided in this Agreement. Each party agrees to use the Proprietary Information received from the other party only for the purpose of this Agreement. No other rights, and particularly licenses, to trademarks, inventions, copyrights, patents, or any other intellectual property rights are implied or granted under this Agreement or by the conveying of Proprietary Information between the parties. Proprietary Information means all information a party discloses to the other party which is marked “Confidential”, “Restricted”, “Proprietary”, or with some similar writing indicating the disclosing party considers the disclosed information to be proprietary. Notwithstanding the foregoing, (a) the Alliances and NTELOS shall have the right to make disclosures to (i) financing sources, to the extent reasonably related to the financing provided to or sought by the Alliances or NTELOS by its current or prospective financing sources, (ii) the Alliances Network’s infrastructure equipment vendor(s), to the extent reasonably related to compliance with network requirements under this Agreement and debt financing or guarantees provided by such vendor(s), and (iii) NTELOS Affiliates, accountants, bankers, current or prospective financing sources, consultants, or other parties with a bona fide interest in the financial performance and financial condition of NTELOS and the Alliances, provided that such persons agree to maintain the confidentiality of the Proprietary Information in accordance with the terms of this Agreement; and (b) NTELOS shall have the right to disclose the amount of revenue received under this Agreement in its consolidated financial statements.

15.2 Return

All Proprietary Information, unless otherwise specified in writing, must be returned to the disclosing party or destroyed after the receiving party’s need for it has expired or upon request of the disclosing party, and, in any event, within ten (10) days of termination of this Agreement. At the request of the disclosing party, the receiving party will furnish a certificate of an officer of the receiving party certifying that Proprietary Information not returned to disclosing party has been destroyed.

15.3 Limitation

The parties agree that the term “Proprietary Information” does not include information which:

(a) has been or may in the future be published or is now or may in the future be otherwise in the public domain through no fault of the receiving party;

(b) prior to disclosure pursuant to this Agreement is properly within the legitimate possession of the receiving party;

(c) subsequent to disclosure pursuant to this Agreement is lawfully received from a third-party having rights in the information without restriction of the third-party’s right to disseminate the information and without notice of any restriction against its further disclosure;

(d) is independently developed by the receiving party through parties who have not had, either directly or indirectly, access to or knowledge of Proprietary Information; or

(e) is obligated to be produced under order of a court of competent jurisdiction or other similar requirement of a governmental agency, so long as the party required to disclose the information provides the other party with prior notice of the order or requirement.

15.4 Relief

If either party violates or threatens to violate this Section 15, the other party may exercise any right or remedy under this Agreement and any other right or remedy that it may have (now or hereafter existing) at law, in equity or under statute. The parties agree that damages for violations of Section 15 may be difficult to ascertain or inadequate and that if either party violates or threatens to violate Section 15, the other party may suffer irreparable harm and therefore may seek injunctive relief in addition to any other right or remedy under this Agreement and any other right or remedy that it may have (now or hereafter existing) at law, in equity or under statute. The party that violates or threatens to violate Section 15 will not raise the defense of an adequate remedy at law, subject to the limitations set forth in Section 13.2. A party must not disclose Proprietary Information during the term of this Agreement and for a period of 1 year from the date of termination of this Agreement.

16. Assignment

16.1 Assignment by Sprint

Sprint may not assign this Agreement, without the Alliances’ prior written consent, which consent may not be unreasonably withheld or delayed. Sprint hereby agrees that it will not sell, assign or transfer any material amount of its operations (including Sprint Customers) in one or more Markets unless it first obtains and delivers to Sprint and the Alliances a written commitment from the transferee of such operations to be bound by, and to perform, the obligations of Sprint under this Agreement with respect to such Market(s).

16.2 Assignment by the Alliances

The Alliances may not assign this Agreement without Sprint’s prior written consent, which consent may not be unreasonably withheld or delayed. The Alliances may also collaterally assign this Agreement as security interest and to any entity which is or becomes a senior secured lender to the Alliances or NTELOS without the need to obtain Sprint’s consent. If the Alliances sell all or substantially all of their assets in one or more Markets, the Alliances shall require the purchaser of such assets to assume the obligations of the Alliances under this Agreement in such Markets(s), and the assumption of such obligations shall be a condition to closing such asset acquisition.

17. General Provisions

17.1 Notices and Inquiries

Except as otherwise provided, all notices and inquiries required or permitted to be given by any provision of this Agreement must be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, (with acknowledgment received by the courier), or by facsimile (with facsimile acknowledgment) addressed as follows:

If to Sprint:	Sprint Spectrum, L.P. 6200 Sprint Parkway Eisenhower A Overland Park, Kansas 66251 Attention: Senior Vice President PCS Facsimile (913) 794-0130

With a copy to:	Sprint Spectrum, L.P. 6200 Sprint Parkway Eisenhower A Overland Park, Kansas 66251 Attention: General Counsel Facsimile (913) 523-7700

If to the Alliances, or NTELOS:	NTELOS Inc. 401 Spring Lane, Suite 300 Waynesboro, VA 22980 Attention: Chief Executive Officer Facsimile (540) 946-3595

With a copy to:	David M. Carter, Esq. Hunton & Williams LLP Bank of America Plaza, Suite 4100 600 Peachtree Street, NE Atlanta, GA 30308-2216 Facsimile (404) 888-4190

Any party may from time to time specify a different address by notice to the other party. Any notice will be deemed to be delivered, given, and/or received for all purposes as of the date so delivered.

17.2 Construction

The definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, any references to any agreement, schedule or exhibit or to any other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Unless this Agreement specifically refers to “business” days, any reference in this Agreement to a “day” or number of “days” is a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and that calendar day is not a business day for the Alliances or Sprint then the action or notice will be deferred until, or may be taken or given on, the next business day. This Agreement will be construed simply according to its fair meaning and not strictly for or against any party. No rule of construction requiring interpretation against the draftsperson will apply in the interpretation of this Agreement.

17.3 Independent Contractors

The parties do not intend to create any agency, partnership, joint venture or other profit-sharing arrangement, landlord-tenant, or lessor-lessee relationship, or any relationship other than seller-buyer. Neither party will represent itself as an agent or representative of the other, and neither party shall have the right to contractually bind the other. The staff employed or contracted for by the employing party to perform services in connection with this Agreement are not employees or agents of the other party and each party assumes full responsibility and liability for their acts and omissions, including compliance by its staff with this Agreement, applicable federal, state and local laws, regulations, and judicial or regulatory orders, and relevant industry standards. All staff will be employed or contracted for at the employing party’s sole expense and the employing party will be solely responsible for any and all employment benefits and withholdings issues, including, workers’ compensation, disability benefits, unemployment insurance or withholding income taxes and social security.

17.4 Survival

The provisions of Sections 9, 10, 11, 13, 14, 15 and 17 will survive termination of this Agreement.

17.5 Headings

The article and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

17.6 Severability

Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to affect the intent of the parties, and the illegality, invalidity or unenforceability will not affect the validity or legality of the remainder of this Agreement. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects the intent.

17.7 Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to choice of law rules.

17.8 Counterpart Execution

This Agreement may be executed in any number of counterparts with the same effect as if each party had signed the same document. All counterparts will be construed together and will constitute one agreement.

17.9 Entire Agreement; Amendments

This Agreement, including the Schedules and Exhibits, sets forth the entire agreement and understanding between the parties as to the subject matters covered therein and supersedes all prior agreements, oral or written, and other communications between the parties relating to the subject matter of this Agreement, including without limitation the Interim Agreement. Except as otherwise provided in this Agreement, no amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the duly authorized representatives of both parties.

17.10 Parties in Interest; Limitation on Rights of Others

Except as otherwise provided in this Agreement, the terms of this Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Nothing in this Agreement, whether express or implied, will be construed to give any person other than the parties and their successors and assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained in this Agreement.

17.11 Waivers; Remedies

The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce the term, but any waiver is effective only if in a writing signed by the party against which the waiver is to be asserted. Except as otherwise provided in this Agreement, no failure or delay of any party in exercising any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, or any abandonment or discontinuance of steps to enforce the right, preclude any other or further exercise thereof or the exercise of any other right.

17.12 Force Majeure

If the performance of this Agreement is interfered with by any circumstance beyond the reasonable control of the party affected, the party affected by the force majeure is excused on a day-by-day basis to the extent of the interference, if the party notifies the other party as soon as practicable of the nature and expected duration of the claimed force majeure, uses all commercially reasonable efforts to avoid or remove the causes of nonperformance and resumes performance promptly after the causes have been removed. A “force majeure” under this Section 17.12 includes (i) acts of God, such as fire, flood, earthquake or other natural cause; (ii) terrorist events, riots, insurrections, war or national emergency; (iii) strikes, boycotts, or lockouts, and (iv) the lack of or inability to obtain permits or approvals by any Governmental Authority.

17.13 Disclosure

All media releases and public announcements or public disclosures initiated by either party relating to this Agreement, its subject matter or the purpose of this Agreement are to be coordinated with and consented to by the other party in writing, which consent shall not be unreasonably withheld, prior to the release thereof.

17.14 Dispute Resolution

The parties may, but are not obligated to, resolve any issue, dispute, or controversy arising out of or relating to this Agreement using the following procedures. Any party may give the other party notice of any dispute not resolved in the normal course of business. Within ten (10) business days after delivery of such notice, representatives of both parties may meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute by the respective representatives of both parties within the time frames and escalation process set forth below:

	Sprint (Name/Title)	NTELOS/Alliances (Name/Title)
Within ten (10) business days	David Bottoms, Vice President Strategic Partners	Clark Brule, Director of Intercarrier Relations & Wireless Administration

Within twenty (20) business days	Steve Nielsen, Senior Vice President Finance	Carl Rosberg, President-Wireless

Within thirty (30) business days	Len Lauer, President and Chief Operating Officer	James Quarforth, Chief Executive Officer

[Signatures appear on the following page]

This Agreement is made as of the date first written above.

WEST VIRGINIA PCS ALLIANCE, LC			SPRINT SPECTRUM L.P.

By:	/s/ James S. Quarforth	By:	/s/ David Bottoms
Name:	James S. Quarforth	Name:	David Bottoms
Its:	CEO	Its:	Vice President

VIRGINIA PCS ALLIANCE, LC

By:	/s/ James S. Quarforth
Name:	James S. Quarforth
Its:	CEO

NTELOS Inc.

By:	/s/ James S. Quarforth
Name:	James S. Quarforth
Its:	CEO

Schedule 1

Markets

BTA	License Holder	Minimum BTA Spectrum Holdings (MHz)

Virginia BTAs
Danville, VA	VA Alliance	15
Lynchburg, VA	VA Alliance	15
Martinsville, VA	VA Alliance	15
Roanoke, VA	VA Alliance	15
Staunton-Waynesboro, VA	VA Alliance	15
Charlottesville, VA	VA Alliance	15

West Virginia BTAs
Bluefield, WV	WV Alliance	15
Beckley, WV	WV Alliance	15
Charleston, WV	WV Alliance	15
Huntington, WV - Ashland, KY1	WV Alliance	15
Morgantown, WV	WV Alliance	15
Clarksburg/Elkins, WV	WV Alliance	10
Fairmont, WV	WV Alliance	15

1 Other than Gallia and Greenup Counties (except that the Alliances maintain cell sites in Greenup, KY and Flatwoods, KY in Greenup County.)

Schedule 2

PCS Pricing

The prices for PCS Services provided by the Alliances to Sprint for Sprint Customers will be at the rates provided in this Schedule 2. The prices for roaming PCS Services provided by Sprint to NTELOS and the Alliances will be at rates provided in this Schedule 2.

I. VOICE

A. Home Customers

1. Initial Prices

The rates for Sprint Customers with PCS local telephone numbers in the Markets (based on NPA/NXX codes) (“Home Customers”) shall be fixed through and up to the third (3rd) anniversary of the Effective Date as follows:

Volume Tier	Monthly MOU	Cents Per Billable MOU
Tier 1	0 to 50 million	$ .03500
Tier 2	In excess of 50 million to 100 million	$ .03250
Tier 3	In excess of 100 million to 150 million	$ .03000
Tier 4	In excess of 150 million to 200 million	$ .02850
Tier 5	In excess of 200 million	$ .02750

Tiered pricing for Home Customers is based upon incremental minutes for each Tier. Example: 75 million MOUs per calendar month are billed 50 million MOUs at Tier 1 and the excess 25 million MOUs over 50 million MOUs are billed at Tier 2.

Beginning with the month of January 2005, if aggregate Sprint Home Customer MOU falls below 50 million MOUs in a calendar month, a $.00750 per MOU surcharge is applied on Home Customer MOU for such month. Sprint retains the right to purchase additional MOUs below the 50 million MOU minimum threshold to reach the 50 million MOU per month level.

2. Price Resets

Beginning with the first calendar month following the third anniversary of the Effective Date, and after each anniversary thereafter, each of the Volume Tier rates set forth above for Sprint Home Customers shall be reset annually based on sixty percent (60%) of percentage change in the annual Sprint Retail Voice Revenue Yield per MOU (National RVRY) during the most recently completed calendar year as compared with the immediately prior calendar year

(the “Home Customer Reset Percentage”, calculated by multiplying (i) the result of 1 minus the ratio of the most recently completed calendar year’s average RVRY with the immediately prior calendar year’s RVRY by (ii) 0.60). The new Volume Tier rates would be calculated by multiplying (i) the then prevailing rates by (ii) the result of 1 minus the Home Customer Reset Percentage, which will become the “Home Customer Reset Rate” until the next anniversary of the Effective Date; provided, that, in no event shall the Home Customer Reset Rate be less than the “Alliances Voice Cost per MOU” for the preceding calendar year. On or before one hundred twenty (120) days preceding the third anniversary of the Effective Date and before one hundred twenty (120) days preceding each anniversary thereafter, Sprint shall provide notice to the Alliances of its calculation of the Home Customer Reset Percentage and the new Volume Tier rates that would represent new Home Customer Reset Rate for the next year’s term of the Agreement. On or before ninety (90) days preceding the third anniversary of the Effective Date and before ninety (90) days preceding each anniversary thereafter, the Alliances shall provide notice to Sprint of its calculation of the Alliances Voice Cost per MOU for the preceding calendar year if the Alliances determine that Sprint’s calculation of the Home Customer Reset Rate results in Volume Tier rates that are less than the Alliances Voice Cost per MOU. The Sprint Home Customer Retail Voice Revenue Yield shall be calculated in a manner consistent with National Retail Voice Revenue Yield as contained in the standard Sprint Management Agreement currently in effect with the majority of the Sprint Affiliates. The current such calculation methodology and an example of such calculation and the effect of such calculation on the Volume Tier rates are attached hereto as Exhibit 1. If the Alliances assert the Volume Tier Rates that compose the new Home Customer Reset Rate are below the Alliances Voice Cost per MOU, then the Alliances must provide to Sprint, at the request of Sprint, documentation reasonably adequate for Sprint to verify the Alliances Voice Cost per MOU. In the event of a dispute regarding the determination of the Home Customer Reset Rate or the Alliances Voice Cost per MOU, the parties shall work in good faith to resolve such dispute within ten (10) days of notice from the disputing party that a dispute exists (a “Home Pricing Dispute”); provided, however, no changes will occur in the Home Customer Reset Rate until such pricing dispute is resolved, and upon resolution, the new rates will apply retroactively to the beginning of the relevant annual pricing period (including an appropriate adjustment for interest to the owed party at a daily interest rate equal to .0491% compounded monthly). In the event that the parties are unable to resolve the dispute within thirty (30) days following a notice of a Home Pricing Dispute, the parties agree to follow the dispute resolution procedures described in Section III of this Schedule 2.

3. Long Distance

Sprint shall provide long-distance telephone services to Sprint Home Customers using the Alliances Network for PCS Services in the Markets by interconnecting, and paying all costs related thereto, with direct telecommunications circuits to the Alliances Network facilities.

B. Travel Customers

1. Initial Prices

The rate for Sprint Customers with PCS local phone numbers outside the Markets (based on NPA/NNX codes) (“Travel Customers”) shall be $.05800 per MOU through and up to the first anniversary of the Effective Date.

2. Initial Price Reset

Beginning with the first (1st) calendar month following the first (1st) anniversary of the Effective Date, the rate for Sprint Travel Customers for the next year shall equal the greater of (i) $.05000 per MOU or (ii) ninety percent (90%) of the annual Sprint National Retail Voice Revenue Yield (“National RVRY”) during the most recently completed calendar year (the “Travel Customer Initial Reset Rate”); provided, that, in no event shall the Travel Customer Initial Reset Rate be less than the Alliances Voice Cost per MOU. On or before one hundred twenty (120) days preceding the first anniversary of the Effective Date, Sprint shall provide notice to the Alliances of its calculation of the Travel Customer Initial Reset Rate. On or before ninety (90) days preceding the first (1st) anniversary of the Effective Date, the Alliances, if they so determine, shall provide notice to Sprint of its calculation of the Alliances Voice Cost per MOU for the preceding calendar year if Sprint’s calculation of the Travel Customer Initial Reset Rate is less than Alliances Voice Cost per MOU for the preceding calendar year. If the Alliances assert the rate is below the Alliances Voice Cost per MOU, then the Alliances must provide to Sprint, at the request of Sprint, documentation reasonably adequate to Sprint to verify the Alliances Voice Cost per MOU. In the event of a dispute regarding the determination of the Travel Customer Initial Reset Rate or the Alliances Voice Cost per MOU, the parties shall work in good faith to resolve such dispute within ten (10) days of a notice from the disputing party that a dispute exists (a “Travel Pricing Dispute”) provided, however, no changes will occur in the Travel Customer Initial Reset Rate until such pricing dispute is resolved, and upon resolution, the new rates will apply retroactively to the beginning of the relevant annual pricing period (including an appropriate adjustment for interest to the owed party at a daily interest rate equal to .0491% compounded monthly). In the event that the parties are unable to resolve the dispute within thirty (30) days following notice of a Travel Pricing Dispute, the parties agree to follow the dispute resolution procedures described in Section III of this Schedule 2.

3. Subsequent Price Resets

Beginning with the first (1st) calendar month following the second (2nd) anniversary of the Effective Date, and each anniversary thereafter, the rate for Sprint Travel Customers shall be reset to ninety percent (90%) of the annual National RVRY during the most recently completed calendar year (“Travel Customer Subsequent Reset Rate”); provided, that, in no event shall a Travel Customer Subsequent Reset Rate be less than the Alliances Voice Cost per MOU for the preceding calendar year. On or before one hundred twenty (120) days preceding the second anniversary of the Effective Date and before each one hundred twenty (120) days preceding the anniversary of the Effective Date thereafter, Sprint shall provide notice to the Alliances of its calculation of the Travel Customer Subsequent Reset Rate. On or before ninety (90) days preceding the second anniversary of the Effective Date and before each ninety (90) days preceding the anniversary of the Effective Date thereafter, the Alliances, if they so determine, shall provide notice to Sprint of its calculation of the Alliances Voice Cost per MOU for the preceding calendar year if Sprint’s calculation of the Travel Customer Subsequent Reset Rate is less than the Alliances Voice Cost per MOU. If the Alliances assert the rate is below the Alliances Voice Cost per MOU, then the Alliances must provide to Sprint, at the request of Sprint, documentation reasonably adequate for Sprint to verify the Alliances Voice Cost per MOU. In the event of a dispute regarding the determination of the Travel Customer Subsequent Reset Rate or the Alliances Voice Cost per MOU, the parties shall work in good faith to resolve such dispute within ten (10) days of a notice of a Travel Pricing Dispute; provided, however, no changes will occur in the Travel Customer Subsequent Reset Rate until such pricing dispute is resolved, and upon resolution, the new rates will apply retroactively to the beginning of the relevant annual pricing period (including an appropriate adjustment for interest to the owed party at a daily interest rate equal to .0491% compounded monthly). In the event that the parties are unable to resolve the dispute within thirty (30) days following a notice of a Travel Pricing Dispute, the parties agree to follow the dispute resolution procedures described in Section III of this Schedule 2.

4. Reciprocal Travel Customer Rates - Alliances/NTELOS

The Alliances and NTELOS shall enjoy reciprocal Travel Customer rates when their own customers are roaming on the Sprint PCS Network, including those PCS networks operated by Sprint PCS Affiliates.

While roaming on Sprint PCS Networks, the pricing of the long distance telephone services associated with such roaming (including, but not limited to, international, inter-state, intra-state calls) provided by Sprint to NTELOS and its Affiliates, including the Alliances, shall be at rates that reflect the Sprint PCS Affiliate “most favored nations” rates, which currently approximates $0.01300 (excluding international toll) per blended MOU. Such long distance telephone services associated with roaming shall be billed rounded to the nearest second.

In addition, NTELOS and the Alliances shall have access to pricing of stand-alone long distance telephone services not associated with roaming (including, but not limited to, international, inter-state, intra-state and 800 calls) provided by Sprint to NTELOS and its Affiliates, including the Alliances, at rates that reflect the Sprint PCS Affiliate “most favored nations” rates, which currently approximates $0.01300 (excluding international toll) per inter-state LD MOU and $0.00700 per intra-state LD MOU plus direct pass through interconnection costs. Such stand-alone long distance telephone services not associated with roaming shall be billed in the same manner as such services are billed by Sprint to the Sprint PCS Affiliates.

5. Long Distance

Sprint shall provide long distance telephone services to Sprint Travel Customers using the Alliances Network for PCS Services in the Markets by interconnecting, and paying all costs related thereto, with direct telecommunications circuits to the Alliances Network facilities.

6. Reciprocal Travel Customer Rates - Sprint

Sprint shall enjoy reciprocal Travel Customer rates and long distance telephone pricing, as described in Section 4 above, when Sprint Customers are roaming on the Alliances Network outside of the coverage of the Markets.

C. 2G

For purposes of this Agreement, voice PCS Services include all PCS Services provided by means of 2G data packets.

II. DATA

1. Initial Prices

The rates for “3G Data” packets for all Sprint Customers (Sprint Home Customers and Sprint Travel Customers) (“Data Customers”) shall be $0.00200 per kilobyte through and up to the second anniversary of the Effective Date.

2. Price Resets

Beginning with the first calendar month following the second anniversary of the Effective Date and each anniversary thereafter, the rate for Sprint Data Customers shall be sixty percent (60%) of annual Sprint national Retail 1X Data Revenue Yield (the “National RDRY”) during the most recently completed calendar year (the “Data Customer Reset Rate”); provided, that, in no event shall the Data Customer Reset Rate be less than the Alliances Data Cost per KB for the preceding calendar year. The calculation methodology for the National RDRY and an example thereof are attached hereto as Exhibit 2). On or before one hundred twenty (120) days preceding the second anniversary of the Effective Date and before each one hundred twenty (120) days preceding the anniversary of the Effective Date thereafter, Sprint shall provide notice to the Alliances of its calculation of the Data Customer Reset Rate. On or before ninety (90) days preceding the second anniversary of the Effective Date and before each ninety (90) days preceding the anniversary of the Effective Date thereafter, the Alliances, if they so determine, shall provide notice to Sprint of its calculation of the Alliances Data Cost per KB for the preceding calendar year if Sprint’s calculation of the Data Customer Reset Rate is less than the Alliances Data Cost per KB. If the Alliances assert the proposed Data Customer Reset Rate is below the Alliances Data Cost per B, then the Alliances must provide to Sprint, at the request of Sprint, documentation reasonably adequate for Sprint to verify the Alliances Data Cost per MOU. In the event of a dispute regarding the determination of the Data Customer Reset Rate or the Alliances Data Cost per KB (a “Data Pricing Dispute”), the parties shall work in good faith to resolve such dispute within ten (10) days of a notice of a Data Pricing Dispute; provided, however, no changes will occur in the Data Customer Reset Rate until such pricing dispute is resolved, and upon resolution, the new rates will apply retroactively to the beginning of the relevant annual pricing period (including an appropriate adjustment for interest to the owed party at a daily interest rate equal to .0491% compounded monthly).

3. Reciprocal Data Rates

While roaming on Sprint PCS networks and the PCS networks of the Sprint PCS Affiliates, NTELOS’ customers (including customers of NTELOS and its affiliates, including the Alliances) using Sprint’s 1X data network including transport to the NTELOS and Alliances Network shall pay the then current 3G Data rate or Data Customer Reset Rate then being paid by Sprint to the Alliances.

4. Sprint Reciprocal Data Rates in Coverage Outside the Markets

While roaming on the Alliances Network outside the coverage of the Markets, Sprint Customers using the Alliances 1X data network including transport to the Sprint network shall pay the then current 3G Data rate or Data Customer Reset Rate then being paid by Sprint to the Alliances.

III. DISPUTE RESOLUTION PROCEDURES

1. If the Alliances dispute Sprint’s calculation of the Home Customer Reset Rate, Travel Customer Initial Reset Rate, Travel Customer Subsequent Reset Rate or the Data Customer Reset Rate (each, a “Reset Rate Dispute”) or Sprint disputes the Alliances’ calculation of the Alliances Voice Cost or Alliances Data Cost (each, a “Cost Dispute”), the disputing party shall provide the other written notice of a Reset Rate Dispute or Cost Dispute, as the case may be, together with a detailed explanation of the nature of the dispute. The non-disputing party shall respond to the disputing party in writing with regard to a Reset Rate Dispute or Cost Dispute, as the case may be, within ten (10) business days after receipt of notice of such dispute. If the parties are unable to resolve any Reset Rate Dispute or Cost Dispute within thirty (30) days of the date of the non-disputing party’s response, the parties agree that an independent accounting firm mutually agreed to by the parties (the “Accounting Firm”) shall be employed to resolve such dispute as soon as reasonably practicable.

2. The parties shall direct the Accounting Firm to review the Reset Rate Dispute or Cost Dispute, as the case may be, and the supporting accounting records of the Alliances and/or Sprint as necessary in order to resolve the dispute. The determination of such Accounting Firm shall be final and binding upon the parties. In the event that an Accounting Firm is hired to resolve a dispute, the parties shall each pay half of the cost of the Accounting Firm.

IV. THOUSAND BLOCK POOLING / WLNP

Sprint shall reimburse the Alliances for all Thousand Block Number Pooling / WLNP database “dipping” charges incurred by the Alliances on account of providing PCS Services to Sprint Customers, such payments to be invoiced and paid for according to the billing procedures set forth in Section 6.2.

Exhibit 1

to

Schedule 2

Method of Calculating Annual Sprint Retail Voice Revenue Yield

“Sprint Retail Voice Revenue Yield” will equal the quotient calculated by dividing (a) Sprint PCS ARPU less the 3G data component in the Sprint PCS ARPU by (b) the reported minutes of use per subscriber for the calendar year for which Sprint PCS ARPU was calculated.

Exhibit 2

to

Schedule 2

Method of Calculating Annual

Sprint Retail 1X Data Revenue Yield

“Sprint Retail 1X Data Revenue Yield” will equal the quotient calculated by dividing (a) the 1X 3G data component in the Sprint PCS ARPU by (b) the megabytes of use for 3G data usage per subscriber for the calendar year for which the Sprint PCS ARPU was calculated.

Schedule 3

Billing Methodology (VOICE, DATA, DIPS)

I. VOICE BILLING

Methodology:

For purposes of ensuring uniformity across all switching platforms, each call record generated by the Alliances is disassembled into its distinct segments, each representing the participant to be billed (see Billing Methodology Definitions below). Some switches automatically perform this segmentation, as with Lucent, and others do not, as with Nortel. For those that do not, this segmentation is performed by downstream systems to ensure uniform billing. In some cases, the existence of one type of billable segment mitigates the need to bill for another type of segment, but in all cases disposition is determined for each segment.

Each call segment will be measured to the nearest second for billing purposes.

Definitions:

Call Leg

Potentially billable segment of a call. Each call record has the potential of having three (3) call legs:

Outbound Leg: Call segment from Originating Number to either Forwarding Number OR Terminating Number. Originating Number is the billable participant.

Forwarded Leg: Call segment from Forwarding Number to Terminating Number. Forwarding Number is the billable participant.

Inbound Leg: Call segment from Originating Number to Terminating Number. Terminating Number is the billable participant.

Participant	Any subscriber involved in a particular call, either actively or by proxy (as in the case of call forwarding).

Originating	Indicates belonging to the participant initiating a call.

Forwarding	Indicates belonging to the participant forwarding a call.

Terminating	Indicates belonging to the participant receiving a call.

Number	The DN (wireline) or MDN (wireless) belonging to a participant.

DN	Directory Number

MDN	Mobile Directory Number

MSID	The Mobile Station Identification number belonging to a participant.

Duration	The billable length of a call leg. Duration is calculated by deriving the difference of origination time and disconnect time for all call legs, including call setup time.

Land	A call leg terminating to or originating from outside of the Alliances network.

Mobile	A call leg terminating to or originating from a mobile handset on the Alliances network.

Homed Sprint:	Sprint Customer homed to the Alliances network (as contemplated by Schedule 2 of this Agreement).

Travelers	Sprint Customer not homed to the Alliances network (as contemplated by Schedule 2 of this Agreement).

Any Sprint	Any Sprint Customer.

The Eleven (11) Billable Scenarios and the Call Legs Involved:

Mobile to Mobile Call, both handsets or other device on the Alliances network:

1.	If the Originating Number is Any Sprint and the Terminating Number is Any Sprint, Sprint is billed for the Outbound Leg and the Inbound Leg.
2.	If only the Originating Number is Any Sprint, Sprint is billed for only the Outbound Leg.
3.	If only the Terminating Number is Any Sprint, Sprint is billed for only the Inbound Leg.
4.	If neither the Originating Number is Any Sprint nor the Terminating Number is Any Sprint and the Forwarding Number is Homed Sprint, Sprint is billed only for the Forwarded Leg.

Mobile to Land Call, mobile originating handset or other device is on Alliances network with call terminating outside of Alliances network:

5.	If the Originating Number is Any Sprint, Sprint is billed for only the Outbound Leg.
6.	If the Originating Number is not Any Sprint and the Forwarding Number is Homed Sprint, Sprint is billed only for the Forwarded Leg.
7.	If the Originating Number is not Any Sprint and the call is not forwarded and the Terminating Number is Homed Sprint and a Terminating MSID is present, Sprint is billed only for the Terminating Leg.

Land to Mobile Call, mobile terminating handset or other device is on Alliances network with call originating outside of Alliances network:

8.	If the Terminating Number is Any Sprint, Sprint is billed for only the Inbound Leg.
9.	If the Terminating Number is not Any Sprint and the Forwarding Number is Homed Sprint, Sprint is billed only for the Forwarded Leg.

Land to Land Call, call neither originates nor terminates on the Alliances network yet passes through the Alliances network due to the requirements of call forwarding:

10.	If the Forwarding Number is Homed Sprint, Sprint is billed only for the Forwarded Leg.
11.	If the call is not forwarded and the Terminating Number is Homed Sprint and a Terminating MSID is present, Sprint is billed only for the Terminating Leg.

Invoicing Process:

The voice billing will be invoiced twice a month. The first invoice will be calculated for the total billable usage for the first fifteen days at the rate(s) applicable for the total Monthly MOU per Schedule 2. The second invoice will be calculated for the total billable usage for the month at the rate(s) applicable for the total month-end Monthly MOU per Schedule 2 less the amount billed in the first invoice.

II. DATA BILLING

Methodology:

Data billing between the Alliances and Sprint is for Sprint originated data sessions on the Alliances’ Network. Data sessions create data records called IPDR’s that are recorded onto Sprint owned equipment. IPDR’s are collected and translated by Sprint and sent to the Alliances for processing. The Alliances decode the IPDR’s to billing events and collect the number of kilobytes per session along with other event information. This information is aggregated and sent to Sprint for payment per the Agreement.

Definitions:

IPDR	IP Data Record, or record that is generated from a packet data session.

Event	A data session on the Alliances network

Kilobyte (KB)	1,024 kilobytes

Billable Scenarios and the Methods Involved:

Each data session creates a series of billing records. The relevant record types are START, INTERIM and END records.

Start Records:	These records are created upon the initiation of a data session and include the username, AAA IP address and other relevant data.

Interim Records:	These records are created at pre-defined intervals as a method of tracking current activity.

End Records:	These records are created when the data session ends. It shows, among other things, the total bytes transferred between the data device and the network during the session.

For each billing period, the Alliances queries the IPDR’s sent and selects the END Records, meaning that a session has completed, and sums the fields showing total bytes transferred for the sessions. The sums are aggregated by AAA IP address to determine market. The aggregate sums are then divided by 1,024 to convert to Kilobytes. Wholesale billing is calculated based on the sum total of KB for the period selected.

Invoicing Process:

For the creation of the data billing invoice, the total number of billable KB from the billable scenarios noted in this section above, are aggregated for the billing period specified (example, the 1st to the 15th and the 16th to the end of the month). The summed KB are detailed and the data billing rate will be applied to arrive at the data billing for the period.

III. DIP BILLING

Methodology

To ensure voice calling is properly routed in a post-Wireless Number Portability (WNP) environment, the Alliances must perform a “DIP” on a remotely hosted database in order to acquire routing information for calls to terminate on the proper switching platform. For those DIPS that occur resulting from the Agreement, all charges associated for these DIPS will be billed.

Definitions

DIP                A database query caused by voice platforms to complete a call.

Billing Criteria

For any “Outbound” or “Forwarded” call leg where a DIP has occurred for an identified Sprint Customer, the Alliances will count it as a single DIP. DIP’s are indicated on a voice Call Data Record when an actual DIP has occurred to route that call.

Invoicing Process:

For the creation of the DIP billing invoice, the total number of billable DIPS from the billing criteria noted in this section above, are aggregated for the billing period specified (example, the 1st to the 15th and the 16th to the end of the month). The summed DIPS are detailed and the DIP reimbursement rate will be applied to arrive at the DIP billing for the period.

IV. OVERALL INVOICING PROCESS

Supporting Detail

The billing will be invoiced twice a month. The first invoice will be calculated for the total voice, data, and DIP for the first fifteen days. The second invoice will be calculated for the total month-end less the amount billed in the first invoice.

Schedule 4

Network Specifications

Supporting documentation listed in this Schedule provided by Sprint is intended as reference material for NTELOS and the Alliances.

SUPPORTING DOCUMENTS PATHS AND LINKS

Supporting Documents	Availability
Sprint Network Guidelines & Bulletins	Sprint Provided
Sprint SSEOs and MOPs	Sprint Provided

Notes:	Certification by Exception – Indicates verification when exceptions are identified, or at the request of the Alliances. All Minimum Performance Level calculations listed below are inclusive of all BTS’s within all Markets. See heading “Acronyms” below for a list of acronyms used in this Schedule.

Alliances Network Performance Requirements	Minimum Performance Level	Compliance Date	Supporting Documentation	Initial Certification	Recurring Certification
Blocks (Voice & Data) (total blocked calls for all cell site sectors) / (total attempted calls for all cell site sectors)	<= 2%	Ongoing	• KPI Reports • Schedule 4 Exhibit 1 (SLA)	No	Monthly

Drops (Voice & Data) (lost calls + dropped calls) / (assigned calls – call setup failures)	• <= 2% November – March • <=2.5% April - October	Ongoing	• KPI Reports • Schedule 4 Exhibit 1 (SLA)	No	Monthly

Base Transceiver Station (BTS) Availability (total seconds availability/ total outage seconds)	>=99.7%	Ongoing	• KPI Reports • Schedule 4 Exhibit 1 (SLA)	No	Monthly

Base Station Controller (BSC) Availability (total seconds availability/ total outage seconds)	>=99.997%		• KPI Reports • Schedule 4 Exhibit 1 (SLA)	No	Monthly

Mobile Switching Center (MSC) Availability (total seconds availability/ total outage seconds)	>=99.997%	TBD	TBD	No	Monthly

Transport Availability (total seconds availability/ total outage seconds)	See Note 1	TBD	TBD	No	TBD

Voice Availability (end-to-end = BTS * BSC * MSC * Transport Availability)	See Note 1	TBD	TBD	No	TBD

Packet Control Function (PCF) Availability (total seconds availability / total outage seconds)	See Note 1	TBD	TBD	No	TBD

Tandem Traffic GOS	P .005	Ongoing	KPI Reports	No	Certification by Exception

End Office Traffic GOS	P .01	Ongoing	KPI Reports	No	Certification by Exception

Microwave Backhaul Availability (total seconds availability / total outage seconds)	99.999% per link. Does not apply to unlicensed cell site microwave backhaul	Ongoing	• KPI Reports • Schedule 4 Exhibit 1 (SLA)	No	Monthly

Note 1 – The Alliances do not currently track this metric. The Alliances agree to work with Sprint to determine the feasibility of implementing a tracking methodology for this metric as well as a minimum standard performance. If there is a cost associated with tracking this metric, and Sprint desires the Alliances to implement tracking, Sprint agrees to cover all cost associated with such implementation, including but not limited to hardware, software, and engineering consulting services. It is further agreed that within 180 days of implementation the parties will agree to a minimum standard performance. This is to allow sufficient time for base-lining current performance.

Alliances Outage Management & MTTR	Minimum Performance Level	Compliance Date	Supporting Documentation	Initial Certification	Recurring Certification
Alliances Implementation and Connectivity to Sprint Clarify Trouble Ticketing System (via CITRIX)	See Note 2	TBD	Schedule 4 Exhibit 1 (SLA)	No	N/A

Network Outage Management and Mean Time to Repair (MTTR) Goals	• Trouble Severity (TS) 1 events cleared < 2 hours • TS2 events cleared < 3 hours • TS3 & TS4 events cleared < 5 hours	Ongoing	Schedule 4 Exhibit 1 (SLA)	No	Daily/Hourly/Monthly

Customer Trouble Ticket Mean Time To Repair (MTTR) without dispatch	• Trouble Severity (TS) 1 events cleared < 4 hours • TS2 events cleared < 8 hours • TS3 & TS4 events cleared < 24 hours	Ongoing	Schedule 4 Exhibit 1 (SLA)	No	Daily/Hourly/Monthly

Customer Trouble Ticket Mean Time To Repair (MTTR) with dispatch	• Trouble Severity (TS) 1 events cleared < 8 hours • TS2 events cleared < 12 hours • TS3 & TS4 events cleared < 36 hours	Ongoing	Schedule 4 Exhibit 1 (SLA)	No	Daily/Hourly/Monthly

Note 2 - Sprint agrees to cover all cost associated with such implementation, including but not limited to hardware, software, and engineering consulting services pursuant to connectivity to Sprint Clarify Trouble Ticketing System (via CITRIX).

Alliances Platform Requirements	Supported Models	Compliance Date	Supporting Documentation	Initial Certification	Recurring Certification
MSC Hardware	• Nortel DMS-MTX • See Note 3	Ongoing	N/A	Yes	Certification by Exception

MSC / Software	• Nortel: MTX11 • It is understood that MTX11 is the baseline software and the Alliances are permitted to stay current with Nortel software releases.	Ongoing	N/A	Yes	Certification by Exception

BSC/BTS Hardware	• Nortel / Motorola IOS	Ongoing	N/A	Yes	Certification by Exception

Data Network Elements • 3G cards at BTS (see Note 4) • Packet Control Function (PCF)	• BTS cards to match BTS Vendor • PCF to match BSC/BTS Vendor	Ongoing	N/A	Yes	Certification by Exception

Note 3 – If the Alliances desire to change out the Nortel switching platform, under a circumstance that is not initiated by Sprint, the Alliance have the right to do so, but the Alliances are required to provide the same functionality as described in Schedule 6 of this Agreement.

Note 4 – The Alliances have a combination of 2G and 3G cards in-service at BTS’s.

Sprint / Alliances Network Connectivity Requirements	Minimum Standard	Compliance Date	Supporting Documentation	Initial Certification	Recurring Certification

Voice National Platform Connectivity

•      Voicemail (VMS)

•      Voice Command (VC)

•      Operator Services (OS)

•      Directory Assistance (DA)

•      Sprint Customer Solutions

•      SS7 – Based National Platforms:

•      Home Location Register (HLR)

•      SMSC

•      Location-Based Services

•      VMS: N+1 DS-1’s directly connected to Sprint VMS platform; switched connectivity for VMS redirect allowed if no Sprint subs are homed to the Alliances MSC.

•      VC: Direct trunk from the Alliances MSC to Sprint VC Platform.

•      OS: Switched circuit from the Alliances MSC to Sprint POP (PIC 177).

•      DA: Direct trunk from the Alliances MSC to Sprint DA vendor POP.

•      Sprint Customer Solutions: Direct trunk to Sprint POP (PIC 333).

•      SS7 – Based National Platforms: Diverse SS7 connectivity via SS7 Gateway Provider.

•      SMSC – Connectivity to Sprint MO SMSC for messages originated by Sprint subs; MT via SS7 connectivity

•      See Note 5

		Ongoing	• SSEOs 0.002.09.001 0.002.09.002 0.015.14.002 0.015.15.003 0.015.15.005 0.015.15.006 0.053.15.001 2.015.06.003 3.000.10.004 3.014.09.001	Yes	Certification by Exception

Sprint Core Data Network Connectivity

The Alliances MSC PCF (Packet Control Function) connectivity to Sprint owned and operated Packet Data Service Node (PDSN) and Inter-Networking Function (IWF) Platform

The Alliances are responsible for MSC PCF (Packet Control Function) connectivity to Sprint owned and operated Packet Data Service Node (PDSN) and Inter-Networking Function (IWF) Platform

Sprint is responsible for all Sprint Core Data Network Connectivity from Sprint owned and operated Packet Data Service Node (PDSN) and Inter-Networking Function (IWF) Platform

		Ongoing	N/A	No	Certification by Exception

Note 5 – Sprint is responsible for all facility cost associated with required connectivity and for the management of such facilities (growth orders, fault reporting and escalation, maintenance, etc.)

Alliances Network Operations Requirements	Minimum Standard	Compliance Date	Supporting Documentation	Initial Certification	Recurring Certification
Digit Translations Standards	Transparent customer experience for Sprint PCS subscribers operating in Alliances Resale coverage areas. See Note 6	Ongoing	• Sprint Translations Standards • SSEOs 0.002.09.001 0.002.09.002 2.000.02.006 2.000.03.002 2.002.03.019 3.000.10.004	Yes	Certification by Exception

SS7 Interconnection (Switches and Translations)	Fully diverse SS7 transport between MSC and Gateway STP Pair	Ongoing	• Sprint Translations Standards • SSEOs 0.002.09.001 0.002.09.002 2.000.03.002 2.008.12.001 3.000.10.004	Yes	Certification by Exception

Virgin Mobile USA (VMU) Service Support	Transparent customer experience for VMU subscribers operating in Alliances Resale Network coverage areas	Ongoing	• VMU Implementation Plan • SSEOs 0.002.09.001 0.002.09.002 2.000.03.002 3.000.10.004	Yes	Certification by Exception

Qwest Service Support	Transparent customer experience for Qwest subscribers operating in the Alliances Resale Network coverage areas	June 30, 2004	• Sprint Translations Standards • SSEOs 0.002.09.001 0.002.09.002 2.000.03.002 3.000.10.004 • Qwest Detailed Design Document	Yes	Certification by Exception

Note 6 - Per the Schedule 4, Exhibit 1, the Alliances and Sprint agree to jointly review the MOP to ensure the potential impacts of the requested change is thoroughly analyzed. If the MOP review reveals that there would be a detrimental impact to Sprint or the Alliances Customers if the project was undertaken the requested change will not be implemented. Excepting however if Sprint desires to provide, at Sprint’s sole cost, software and / or hardware functionality that would allow the change to be made without impact to either parties customers or network.

Alliances Network Operations Requirements	Minimum Standard	Compliance Date	Supporting Documentation	Initial Certification	Recurring Certification
Telco Prepaid Service Support	Transparent customer experience for Telco Prepaid subscribers operating in the Alliances Resale Network coverage areas	TBD	• Telco Prepaid Service – Phase 2 Implementation Plan • Sprint Translations Standards • SSEOs 2.000.03.002 3.000.10.004 • Telco Prepaid Detailed Design Document	Yes	Certification by Exception

Announcements	Sprint customers routed Sprint-branded announcements	Launch		Yes	Certification by Exception

Sprint Wireless National Operations Control Center (NOCC) and Escalations	Notification to Sprint NOCC of outages on Alliances network pursuant to Schedule 4 Exhibit 1 (SLA)	Ongoing	Schedule 4 Exhibit 1 (SLA)	Yes	Daily

Alarms	Notification to Sprint NOCC of outages on Alliances network pursuant to Schedule 4 Exhibit 1 (SLA)	Ongoing	Schedule 4 Exhibit 1 (SLA)	Yes	Preventive Maintenance

Disaster Preparedness & Recovery	Disaster Preparedness Plan (DPP) completed and on file at Sprint PCS NOCC	Ongoing	• SSEOs 2.000.04.030 2.000.04.031 2.002.03.017 2.003.03.002 2.004.03.001 2.004.03.002 2.004.03.003 2.004.03.004 2.004.03.006 2.014.12.009 2.015.03.001 2.040.04.001 3.014.09.001	No	Preventive Maintenance

Alliances Regulatory Requirements	Minimum Standard	Compliance Date	Supporting Documentation	Initial Certification	Recurring Certification
FAA/FCC Mandate and Regulatory Compliance	FCC / FAA Standards	Ongoing	FCC Standards Documentation	Yes	Certification by Exception

911/E911	FCC Standards	Ongoing	• SSE0s 0.002.09.001 0.002.09.002 0.031.12.002 2.031.14.001 2.031.15.001 3.000.10.004 3.031.14.001 3.031.14.002 • FCC Standards Documentation	Yes	Certification by Exception

TeleTypeWriter (TTY)	FCC Standards	Deployed	• SSEOs 0.002.09.001 0.002.09.002 3.000.10.004 • FCC Standards Documentation	Yes	Certification by Exception

WirelessWirless Local Number Portability (W/LNP)	FCC Standards	Deployed	• SSEOs 0.002.09.001 0.002.09.002 3.000.10.004 • FCC Standards Documentation	Yes	Certification by Exception

Communications Assistance for Law Enforcement Act (CALEA)	FCC / FAA Standards	Deployed	• SSEOs 0.002.09.001 0.002.09.002 2.000.05.009 3.000.10.004 • FCC Standards Documentation	Yes	Certification by Exception

National Environment Policy Act (NEPA) — Land Use & RF	• FCC Standards • Alliances will abide by standards on a go forward basis	Ongoing	• SSEOs 1.003.09.002 1.003.09.003 • FCC Standards Documentation	Yes	Certification by Exception

Acronyms

Acronym	Definition
2G	Second Generation (IS-95 Standard)

3G	Third Generation (CDMA 2000 Standard)

AAA	Authentication, Accounting and Accounting – Data Network node responsible for authenticating data subscribers and billing for usage

BSC	Base Station Controller

BTS	Base Transceiver Station – Cell Site

CDMA	Code Division Multiple Access – Digital standard used by Sprint for their wireless subscribers

CMC	Sprint Change Management Control

CTTP	Call Through Test Plan – Used to verify dial plans at switch launch or when a new feature is added to the network

DA	Directory Assistance

Db	Decibel

ECP	Executive Cellular Processor (Lucent)

EI	Electromagnetic Interference

FA	Foreign Agent – Portion of the 3G data network responsible for subscribers not homed to this network or Home Agent node

FAA	Federal Aviation Administration

FCC	Federal Communications Commission

GOS	Grade of Service

HA	Home Agent – Portion of the 3G data network responsible for home subscribers

HLR	Home Location Register – Contains subscriber information, including current subscriber status, location and supported features

KPI	Key Performance Indexes

KPI	Key Performance Indicators

MOP	Method Of Procedure

MSC	Mobile Switching Center

MTTR	Mean Time to Repair

NQTR	Network Quality Tracking Report

OPAC	Sprint Operational Acceptance process

OS	Operator Services (Dial 0)

OSSN	Operations Systems Support Network – Sprint core data network

OTAF	Over The Air Functionality – Ability to download changeable parameters in 2G environment (pull)

OTAPA	Over The Air Parameter Administration – Ability to download changeable parameters to the handset in 3G environment (push)

PCF	Packet Control Function – Directs data calls from the BSC/ECP to the data network

PCS	Personal Communications Services

PDSN	Packet Data Service Node

RF	Radio Frequency

SS7	Signaling System #7

SSEO	Sprint Spectrum Engineering & Operations Documentation

Trouble Severity 1	100% of service affected. TS1 is reserved for significant customer impacting events. A TS1 is the failure of any National, Local or OSSN Platform which completely prohibits any market from call processing, accessing wireless web, accessing Voice Command, accessing billing records (CDRs), provisioning or activating customers’ MIN service or technical fatality or serious injury. Loss of service to 4 or more NPA-NNX’s, 10 or more cell sites, or a critical cell cluster, and other similar situations are also a TS1. The complete loss of a service of significant feature will have a significant customer impact. Therefore, these services will often be classified as TS1. This decision is always driven by executive decision.

Trouble Severity 2	50-99% of service affected. TS2 events are major customer impacting events, causing serious impairment or loss of service to large customer segments, but do not result in total isolation. For example, loss of 2 or 3 NPA-NNX’s, 5 –9 cells or a critical cell, and other similar situations are also a TS2. Failure of a redundant component is classified as a TS2, if the failure of the remaining component will result in a TS1.

Acronyms

Acronym	Definition

Trouble Severity 3	25-49% of service affected. TS3 is assigned to minor events requiring immediate corrective action, usually affecting capacity, redundancy, or minor customer segments. For example, loss of a single NPA-NNX, 1 to 4 cells, less than 50% capacity reduction to a service or feature is a TS3. An outage that impairs Network Management’s ability to maintain the network, such as loss of visibility, is also a TS3.

Trouble Severity 4	0-24% of service affected. TS4 events are for observation, and are not outage related. A TS4 does not require immediate corrective action, and is handled through scheduled maintenance.

Trouble Severity 5	No service affected. TS5 is an advisory category. This is used to manage events of particular interest to Sprint PCS executives. TS5 events are not customer impacting. If there are related customer impacting events they will be documented and assessed separately. For example, major weather advisories are TS5. The weather may cause network outages that will be tracked independently from the weather. In this case the TS5 notifications supercede the outage notifications.

TTY	TeleTypeWriter

VAD	Voice Activated Dialing

VLR	Visitor Location Register – Temporary database holding a local copy of the subscriber’s HLR profile

VMU	Virgin Mobile USA

Sprint Spectrum Engineering & Operations (SSEO) Referenced In This Schedule 4

SSEO	Title / Description
0.002.09.001	Lucent Translations Standards

0.002.09.002	Nortel Translations Standards

0.002.09.005	Initial Field Inventory Procedures for Nortel Switch Equipment

0.002.09.006	Initial Field Inventory Procedures for Lucent Switch Equipment

0.002.09.007	Initial Field Inventory Procedures for Battery & Power Rooms

0.002.09.009	Initial Field Inventory Procedures for Motorola CBSC Equipment, Rev. 1.0

0.002.09.012	Initial Field Inventory Procedures for Nortel Base Station Subsystem Managers (BSSM)

0.003.09.002	Initial Field Inventory Procedures for Lucent Cell Sites

0.003.09.004	Initial Field Inventory Procedures for Motorola Cell Site, Rev. 2.0

0.003.09.005	Initial Field Inventory Procedures for Motorola SC485XE Cell Site, Rev. 1.0

0.003.09.006	Initial Field Inventory Procedures for Motorola SC4812 Cell Site, Rev. 2.0

0.003.09.007	Initial Field Inventory Procedures for Nortel NNTM Metro Cell Rev. 2.0

0.003.09.008	Initial Field Inventory Procedures for Lucent Microcell Sites, Rev. 1.0

0.003.09.009	Initial Field Inventory Procedures for Lucent Modcell Sites Rev. 1.0

0.003.09.010	Initial Field Inventory Procedures for Motorola SC4812ET Lite Cell Site, Rev. 1.1

0.003.09.011	Initial Field Inventory Procedures for Motorola SC4812T, Rev. 1.

0.012.09.001	Initial Field Inventory Procedures for Alcatel Microwave Equipment

0.015.14.002	Service Level Agreement: PSTN Trunk Order (Install, Augments) Including SS7 A-Links

0.015.15.003	Methods & Procedures: Assigning National Platform Ports

0.015.15.005	Methods & Procedures: Provisioning

0.015.15.006	Methods & Procedures: Validating Trunk Requirements, Designing Trunks and Issuing Trunk Requests

0.031.12.002	Operational Support Plan: E911 – Phase II

0.053.15.001	Methods & Procedures: Voice Command Port Assignment

1.001.05.001	Tower Light Monitoring, Reporting, and Power Backup

1.001.15.002	Methods & Procedures: New Tower Construction

1.001.15.003	Methods & Procedures: Tower Light Break / Fix (PDM #493)

1.003.09.001	Antenna Structure Compliance Procedures

1.003.09.002	NEPA Land Use Compliance Procedures for Cell Sites

1.003.09.003	NEPA RF Exposure Compliance For Cell Sites

2.000.02.006	Building a Modcell in Translations for Lucent Switches

2.000.03.002	Change Management Practices

2.000.04.030	RF Engineering Guidelines for Disaster Preparedness

2.000.04.031	Wireless Network Management Center Event Escalation & Notification Procedures

2.000.05.009	Operational Support Plan: CALEA (Lucent)

2.000.08.001	TCP/IP Address Requisition Form (Single)

2.000.08.002	TCP/IP Address Requisition Form (Multiple)

2.001.12.001	Tower Light Alarm Notification and Response Procedures and Guidelines

2.002.03.005	Switch Site Surge Protection Installation and Replacement

2.002.03.017	MSC Switch Site Generator Exercise Process

2.002.03.019	MSC Systems Backup Standards

2.003.03.001	Cell Site Surge Protection Installation and Replacement

2.003.03.002	RF Transmission Systems Preventive Maintenance

2.003.03.009	Nortel Outdoor Metrocell BTS Wiring Interconnections

2.003.03.010	Motorola Outdoor SC 4812 BTS Wiring Interconnections

2.003.03.011	Lucent Outdoor Modcell BTS Wiring Interconnections

2.003.04.002	Cell Site Power Transfer

2.004.03.001	Cell Site Back-Up Power (Battery Reserve and Generator) Requirements

2.004.03.002	Cell Site Power Preventive Maintenance

2.004.03.003	MSC Power Preventive Maintenance

2.004.03.004	AC Switchgear Preventive Maintenance

Sprint Spectrum Engineering & Operations (SSEO) Referenced In This Schedule 4

SSEO	Title / Description
2.004.03.005	Lucent BTS RF Power Calibration

2.004.03.006	MSC Process for Disconnecting Utility & Emergency Power at AC Switchgear and Batteries

2.008.12.001	SS7 Channel Bank Engineering Standard

2.009.09.001	Physical Security — Retail Loss Prevention Policy and Procedures

2.014.03.001	Electrostatic Protection

2.014.12.009	Wireless Network Management Center (WNMC): Entrance/Exit Criteria

2.014.14.001	Service Level Agreement: Network Inventory Management and Network Field Operations

2.015.03.001	Transport/Backhaul Preventive Maintenance

2.015.06.003	Wireless Carrier-To-Wireless Carrier Interconnection Process

2.015.12.005	Standard Transport Equipment

2.018.03.001	MSC Grounding Preventive Maintenance

2.018.03.002	Cell Site Grounding Preventive Maintenance

2.031.15.001	Methods & Procedures: 9-1-1 Service for Public Safety Provisioning Processes

2.036.03.021	Lucent, Motorola, Nortel, and Samsung BTS Scan Points

2.036.03.022	Generator and Tower Light Alarming: Moving Scan Points from the RTU (AlphaMax) to Base Station Monitoring

2.040.04.001	Network Operations - Network Event Trouble Severities Classifications

2.052.12.001	Operational Support Plan: 3G Authorization, Authentication and Accounting (AAA) Server (v1.1)

2.052.12.002	Operational Support Plan: 3G Home Agent

2.052.12.003	Operational Support Plan: 3G Network Service Provisioning (NSP) System

2.052.12.004	Operational Support Plan: 3G PDSN/Foreign Agent

2.052.12.005	MSC OSSN & 3G Hub Standard Configuration and Layout

2.052.12.006	Operational Support Plan: 3G Business Connection/HS RAS v1.0

2.052.15.001	Methods & Procedures: PDSN Capacity Management

3.000.09.002	Nationwide PCS Network CDMA RF Design Specifications (Rev. 10)

3.000.10.004	Network Management – Operational Acceptance (OPAC) Process

3.001.02.001	Post-Construction Height Verification Practice for Cell Sites

3.003.06.003	Interference and Collocation of PCS Transmitters with Other RF Equipment

3.003.10.007	Antenna Transmission Line Acceptance Standards

3.009.09.001	Outdoor Enclosures for Backhaul

3.012.12.001	Microwave Processes and Standards

3.014.09.001	National Platform Operations-Intelligent Network Operations Team (NPO-INO): Entrance/Exit Criteria

3.015.13.004	In-building Passive Repeater Engineering

3.018.06.001	Lightning Protection for Tower Antennas

3.018.10.001	Soil Resistivity Testing

3.018.10.002	Site Resistance to Earth Testing

3.031.14.001	Service Level Agreement: 911 Implementation and National Project Management

3.031.14.002	Service Level Agreement: Translations and E911 Implementation

Exhibit 1

To Schedule 4

Network Service Level Agreement

1. INTRODUCTION.

As used in this Service Level Agreement (“SLA”), “Network” means the Alliances Network.

The purpose of this SLA is to establish a cooperative partnership between the Alliances and Sprint by clarifying roles and expectations, providing mechanisms for resolving problems and providing financial remedies to Sprint for failure to meet certain service levels. The terms of this SLA are subject to all the terms of the Agreement, including without limitation the network specifications in Schedule 4. The remedies contained in this SLA are in addition to any other remedies available to Sprint under the Agreement.

The Alliances will provide twenty four hour a day seven days a week 1st Tier technical support for the Alliances Network switching and radio frequency (RF) elements within the Markets. Such technical support shall include:

•	System maintenance required on the Alliances Network switching and RF elements to support Sprint services.

•	Ordering of Type II facilities required in support of Sprint Customers for local calling services.

•	Provisioning of DS1’s from DeMuxed DS3 in support of Sprint NATPLAT services.

•	Provisioning of Clear Channel DS3 in support of Sprint OSSN services.

•	Translations of network switching elements in support of Sprint customers.

•	Resolution of Sprint trouble tickets reported to the Alliances on Radio Frequency (RF), Translations, and Roaming issues.

NETWORK SWITCHING ELEMENTS: Network switching elements are those elements within the Alliances Network required to support Sprint local, NATPLAT, and 3G Data Services. This includes, but is not limited to, the Nortel switch, Motorola CBSC’s, Cisco MGX, Cisco CAT, STP, Tellabs DACS or other de-muxing equipment, and facility backhaul network equipment.

RF ELEMENTS: RF elements are those elements within the Alliances Network required to provide RF coverage within the Markets. This includes, but is not limited to, Motorola base stations, repeaters, antennas, lines, and jumpers.

SYSTEM MAINTENANCE: System maintenance is described in two categories, preventative maintenance (“PM”) and emergency maintenance (“EM”). Any routine PM on network switching elements will be performed during the maintenance window of 00:00 to 06:00, unless circumstances require the maintenance to occur outside of the maintenance window. EM will be performed on an as needed basis.

The Alliances represent that routine PM will not normally result in service interruptions. In the event that PM requires the interruption of service, to the extent possible, the Alliances will notify the designated Sprint point of contact identified in Schedule 6 to the Agreement.

TRANSLATION MAINTENANCE: Translation maintenance is the modification, addition, or deletion of routing plans within the Alliances Network switching elements supporting Sprint. The switching elements include, but are not limited to, the Nortel switch in support of call routing, Tellabs DACS in support of facility services, STP in support of call routing, CBSC in support of RF network, AN network in support of 3G Data Services and fiber network in support of facilities backhaul network.

PROJECT: Projects are described in one of two ways. First, any translations support required for facilitating new or modified service offerings by Sprint within the Markets, and second, any operations support required for facilitating new or modified service offerings by Sprint within the Markets. Sprint will provide the Alliances sixty (60) days advance written notice, and include a detailed Method of Procedure (“MOP”), when translation and/or operation support is required from the Alliances. Within ten (10) business days of receiving the written notice the Alliances and Sprint agree to jointly review the MOP to ensure the potential impacts of the requested change is thoroughly analyzed. If the MOP review reveals that there would be a detrimental impact to Sprint or the Alliances Customers if the project was undertaken the requested change will not be implemented. If it is deemed that the requested change does not have a detrimental impact the Alliances and Sprint will work together to develop a mutually agreeable schedule for implementation.

FACILITY SERVICES: Facility services shall be defined as any connectivity (e.g., DS0, DS1, DS3, OC3, OC12, OC48, etc.) required by Sprint to interconnect with the MTSO(s) on the Alliances Network to support Local calling services, NATPLAT, OSSN or 3G Data services. For the Alliances to ensure capacity requirements are met, Sprint must provide the Alliances with quarterly advanced forecasts of Facility Services requirements. The Facility Services Process is described below:

Facility Services Process

•	Channelized DS3 demarcation point (DeMuxed DS3 Demarc) will be defined as the established DS1 DSX panel locations within the MTSOs.

•	DS3 demarcation point (DS3 Demarc) will be defined as DS3 connectivity to the DS3 DSX point locations within the MTSOs.

•	The Wireless Operations will be responsible for the Facility Services cross-connection and maintenance of said cross-connections from the DeMuxed DS3 Demarc and the DS3 Demarc to appropriate locations within the MTSO locations.

•	Subject to the prior written approval of the Alliances, Sprint shall be responsible for the delivery of Facility Services to the DS3 Demarc and the DeMuxed DS3 Demarc within the MTSO locations.

•	Sprint will use the Alliances’ Wireless Network Provisioning management as primary contact for Facility Services design and implementation projects from the DeMuxed DS3 Demarc and the DS3 Demarc to appropriate locations within the MTSO locations.

•	Sprint will use the Alliances’ Wireless Operations management as primary contact for Facility Services testing and activation, as well as Facility Services trouble resolution from the DeMuxed DS3 Demarc and the DS3 Demarc to appropriate locations within the MTSO locations.

•	The Alliances Facility Services Process is a thirty (30) business day time interval (Time Interval).

•	Time Interval commences on the date of Sprint submittal of a completed Special Circuit Request order (SCR) to NTELOS Wireless Network Provisioning (Wirelessprovisioning@NTELOS.com).

•	A completed SCR shall include the following:

1.	Circuit identification of backhaul facility;

2.	Time Slot on backhaul facility;

3.	Sprint circuit identification of switch facility within the MTSO;

4.	Sprint Purchase Order Number (PON);

5.	Sprint FP number(s);

6.	Sprint Trunk Group Number;

7.	Trunk Circuit Identification Code(s) (TCICs);

8.	Requested due date;

9.	Contact information for Sprint personnel;

10.	Sprint Switch Common Language Location Identification (CLLI) for the terminating switch;

11.	Sprint Point Code for the terminating switch; and

12.	NTELOS Trunk Group name.

•	Sprint changes to a submitted SCR may prolong stated Time Interval.

•	For new trunk groups, the Alliances will be responsible for assigning trunk group administration numbers and trunk group names.

NETWORK TROUBLE MANAGEMENT AND OPERATIONAL PROCEDURES:

NETWORK OUTAGE NOTIFICATIONS: The Alliances will provide notification to the Sprint NOCC of network outages and resolution there of for TS1, TS2 and TS3 network events via the CMC/NetSmart application. Sprint will be responsible for providing the Alliances access to the CMC/NetSmart system.

CUSTOMER TROUBLE TICKET MANAGEMENT: The Alliances will respond to Sprint’s customer trouble tickets using Sprint’s Clarify trouble ticketing system via connectivity to CITRIX. Subsequent to the execution of this agreement both parties will jointly develop mutually agreeable customer trouble ticket processes and procedures.

Alliances Operational and Engineering Contacts

Dan Meenan Director of Site Development (W) (540) 946-1890 (PCS) (434) 760-7602 meenand@ntelos.com	Bobby McAvoy Vice President - Wireless Engineering and Operations (W) (804) 327-5465 (PCS) (804) 218-5465 mcavoyb@ntelos.com

Bobby Evans Director of Engineering (W) (540) 946-3639 (PCS) (540) 649-0084 evansr@ntelos.com	NTELOS NOC (twenty four hours a day seven days a week coverage) (540) 941-4800

Jack Hyndman Director of RF Performance, and Network Operations (W) (804) 327-5460 (PCS) (804) 218-5460 hyndmanj@ntelos.com

Sprint Operational and Engineering Contacts for Agreement

Ron Morse Revenue Operational Testing (913) 794-9303 Ron.Morse@mail.sprint.com	Brenda Helmick Traffic Engineering (913) 762-1326 Brenda.K.Helmick@mail.sprint.com

Alisha Brooks Numbering Solutions (913) 794-8489 Alisha.M.Brooks@mail.sprint.com	Sig Tomeldan SS7 E911 (913) 227-5147 Sig.M.Tomeldan@mail.sprint.com

Athena Tisby Switch Provisoning (913) 534-5113 Athena.C.Tisby@mail.sprint.com	Ned Awad E911 (913) 794-8484 nawad01@sprintspectrum.com

Diana Carollo SS7 Provisioning (913) 534-3802 Diana.K.Carollo@mail.sprint.com	Dott Salyer – Alliances POC Service Management (913) 534-2645 Dott.J.Salyer@mail.sprint.com

Alice Anderson OSSN Provisioning (913) 315-4294 Alice.J.Anderson@mail.sprint.com	Sprint Wireless NOCC (913) 859-1400 (913) 859-1500

2. NETWORK PERFORMANCE COMMITMENTS.

The Alliances Network Performance SLAs are measured across specific Alliances Network elements, and apply to sites on the Alliances platforms as stipulated in Schedule 4. In addition to Sprint’s remedies available to it under the Agreement, if the Alliances fail to attain these objectives, the Alliances will provide a service credit as provided below. In addition, the Alliances will develop and implement a commercially reasonable plan (herein referred to as a “Get Well Plan”) to attain the objective and will share that plan with Sprint.

2.A. NETWORK BLOCK RATE (Voice & Data).

2.A.1. Network Block Commitment.

•	Definition – Percentage of total blocked call attempts to total call attempts, measured each hour must be less than that set forth in Schedule 4 (“Network Block Commitment”).

•	Network Block Rate:

Definition - Total blocked calls for all cell site sectors over all of the Markets / Total attempted calls for all cell site sectors over all of the Markets (“Network Block Rate”).

2.A.2. Network Block Validation.

The Alliances will provide to Sprint on a monthly basis the actual Network Block Rate in a summary report format.

2.A.3. Network Block Service Credit.

If the actual Network Block Rate fails to meet the Network Voice Block Commitment for any calendar month during the term of the Agreement, Sprint will notify the Alliances of such failure at which time the Alliance will provide Sprint with a Get Well Plan within fifteen (15) days of notification. The Alliances will have two (2) months after Sprint’s receipt of the Get Well Plan in which to cure. If after such two (2) month cure period the Alliances do not meet or exceed such Network Block Commitment in the month following expiration of the two (2) month cure period, the Alliances will issue a service credit to Sprint equal to two percent (2%) of Sprint’s total voice call charges for that month following the expiration of cure period and for each consecutive month thereafter in which such failure continues. Approved service credit(s) will be applied to Sprint’s invoice during the next available bill cycle.

2.B. NETWORK DROP RATE (Voice & Data).

2.B.1. Network Drop Commitment.

•	Definition – Percentage of established calls that were lost as a result of mobile equipment problems, RF failure (loss of continuity in traffic going from mobile to cell site), cell site problems, and switch hardware/software failures must be less than that set forth in Schedule 4 (“Network Drop Commitment”).

•	Network Drop Rate

Definition - Lost calls + dropped calls / Assigned calls – call setup failures (“Network Drop Rate”).

2.B.2. Network Drop Validation.

The Alliances will provide to Sprint on a monthly basis the actual Network Drop in summary report format.

2.B.3. Network Drop Service Credit.

If the actual Network Drop Rate fails to meet the Network Drop Commitment for any calendar month during the term of the Agreement, Sprint will notify the Alliances of such failure at which time the Alliances will provide Sprint with a Get Well Plan within fifteen (15) days of notification. The Alliances will have two (2) months after Sprint’s receipt of the Get Well Plan in which to cure. If after such two (2) month period the Alliances do not meet or exceed such Network Drop Commitment in the month following the expiration of the two (2) month cure period, the Alliances will issue a service credit to Sprint equal to two percent (2%) of Sprint’s total voice call charges for that month following the expiration of cure period and for each consecutive month thereafter in which such failure continues. Approved service credit(s) will be applied to Sprint’s invoice during the next available bill cycle.

2.C NETWORK ELEMENT AVAILABILITY

2.C.1. Network Element Availability Commitment.

•	Definition - Unplanned network element outage resulting in a total call processing outage that does not meet the requirements set forth in Schedule 4 (“Network Element Availability Commitment”).

•	Network Elements which Availability will be Monitored

1.	Base Transceiver Station(s) (BTS)

2.	Base Station Controller(s) (BSC)

3.	Mobile Switching Center(s) (MSCs)

4.	Microwave Backhaul Availability (excluding unlicensed microwave used for cell site backhaul)

•	The Alliances agree that if the performance metrics identified in Schedule 4 are eventually tracked they will be incorporated into this document via an amendment.

•	Network Element Availability Equations

1.	For BTS, BSC, MSC, Microwave Backhaul (= total seconds availability/ total outage seconds)

2.C.2. Network Element Validation.

The Alliances will provide to Sprint on a monthly basis the actual Network Element Availability for each Network Element included in 2.C.1 in a summary report format.

2.C.3. Network Element Availability Service Credit.

If any Network Element listed above in 2.C.1 fails to meet the Network Element Availability Commitment for any calendar month during the term of the Agreement, Sprint will notify the Alliances of such failure at which time the Alliances will provide Sprint with a Get Well Plan within (15) days of notification. The Alliances will have two (2) months after Sprint’s receipt of the Get Well Plan in which to cure.

If after such two (2) month period the Alliances do not meet or exceed objectives stipulated in Schedule 4 for BTS, BSC, MSC, and Microwave Backhaul Availability in the month following the expiration of the two month cure period, the Alliances will issue a service credit to Sprint equal to two percent (2%) of Sprint total voice call charges for that month following the expiration of the cure period and for each consecutive month thereafter in which such failure continues. Approved service credit(s) will be applied to Sprint’s invoice during the next available bill cycle.

Schedule 5

Alliances and Sprint Representatives

Alliances: Clark Brule

Director of Intercarrier Relations & Wireless Administration

1150 Shenandoah Village Drive

P. O. Box 1328

Waynesboro, VA 22980

brulec@ntelos.com

540-946-1853 (office)

540-241-4883 (PCS)

Sprint: Wes Coffindaffer

Director, Intercarrier Services

KSOPHJ0206-2A803

6130 Sprint Parkway

Overland Park, KS 66251

913-762-8068 (office)

913-226-1152 (PCS)

913-523-0008 (fax)

Schedule 6

Sprint Core Features and Services

The following matrix details the current required Sprint products and services that must be supported by the Alliances with a brief description of the products/services and their respective high-level requirements.

Product / Service and Description	Technical and Operational Requirements	Host

3G1X Data Product and Services (Vision)

Vision is a suite of applications and services using the high speed third generation network.

Supported Products:

•      Business Connection

•      Enterprise Edition

•      Business Edition

•      Server Edition

•      Connection Manager

•      Wireless ISP

•      PCS Data Link

•      High Speed Remote Access Server (HS RAS)

•      Messaging Services

•      Instant Messaging

•      Mail

•      Wireless Chat

•      Picture and Video Mail

•      3G Gaming

•      Ringers and Screen Savers

•      Downloadable Premium Applications

•      Wireless Telemetry

•      Java-enabled applications

•      3rd Party Instant Messaging

•      3rd Party Chat

•      3rd Party Content

Voice Network Datafill

Data Network Datafill

Network Element Technical Data

Customized Dial Plans

PSAP Connectivity

Direct Connect Circuit

SS7 Connectivity / Gateway

AAA Connectivity

IWF Connectivity

PDSN Connectivity

Packet Transport Connectivity

Direct Connect to Billing Interface

	☐ ☒ ☒ ☐ ☐ ☐ ☒ ☒ ☒ ☒ ☒ ☒	Sprint Hosted

Product / Service and Description	Technical and Operational Requirements	Host
Ready Link (Push To Talk ) Ready Link provides two-way walkie-talkie style communications between Sprint ready line subscribers.

Voice Network Datafill

Data Network Datafill

Network Element Technical Data

Customized Dial Plans

PSAP Connectivity

Direct Connect Circuit

SS7 Connectivity / Gateway

AAA Connectivity

IWF Connectivity

PDSN Connectivity

Packet Transport Connectivity

Direct Connect to Billing Interface

	☐ ☒ ☒ ☐ ☐ ☐ ☐ ☒ ☐ ☒ ☒ ☒	Sprint Hosted

2G Data Products and Services

Data products using the high speed second generation (IS-95) network.

Supported Products:

•      Text and Numeric Paging

•      Email

•      Short Mail

•      Wireless Web Browser

•      Wireless Web Connection

•      Wireless Web Updates

•      My Wireless Web

•      Wireless Web Enterprise Applications

•      Direct Internet Access

•      Business Connection – Personal Edition

•      Ringers & More

•      ECare HDML Interactive

Voice Network Datafill

Data Network Datafill

Network Element Technical Data

Customized Dial Plans

PSAP Connectivity

Direct Connect Circuit

SS7 Connectivity / Gateway

AAA Connectivity

IWF Connectivity

PDSN Connectivity

Packet Transport Connectivity

Direct Connect to Billing Interface

	☒ ☒ ☒ ☐ ☐ ☐ ☐ ☐ ☒ ☐ ☒ ☒	Sprint Hosted

Product / Service and Description	Technical and Operational Requirements	Host
FCC Mandates Regulatory requirements as defined by the Federal Communications Convention. • 911 Basic • E-911 Phase 1 • E-911 Phase 2 • 711 / TTY • CALEA • Other FCC Requirements

Voice Network Datafill

Data Network Datafill

Technical Data

Customized Dial Plans

PSAP Connectivity

Direct Connect Circuit

SS7 Connectivity / Gateway

AAA Connectivity

IWF Connectivity

PDSN Connectivity

Packet Transport Connectivity

Direct Connect to Billing Interface

	☒ ☐ ☒ ☐ ☒ ☐ ☐ ☐ ☐ ☐ ☐ ☐	Alliances Hosted

Voice Services and Dial Plans

Required voice service and dial plan support for Sprint Customers operating on the Alliances Network.

•      Mobile to Land

•      Land to Mobile

•      Mobile to Mobile

•      Call waiting

•      Caller ID

•      Call Delivery

•      3-Way Calling

•      Call Forwarding

•      Abbreviated Dial Codes (ADC - # and * codes)

•      Inter-lata Toll Dialing

•      Intra-lata Toll Dialing

•      International Dialing

•      Hot Lining

•      Call restriction (toll-denied)

•      Integrated Office

•      Account Spending Limits (ASL)

•      Private Label Services (PLS)

•      Qwest

•      Virgin Mobile USA

•      Telco Prepaid

Voice Network Datafill

Data Network Datafill

Network Element Technical Data

Customized Dial Plans

PSAP Connectivity

Direct Connect Circuit

SS7 Connectivity / Gateway

AAA Connectivity

IWF Connectivity

PDSN Connectivity

Packet Transport Connectivity

Direct Connect to Billing Interface

	☒ ☐ ☐ ☒ ☐ ☐ ☒ ☐ ☐ ☐ ☐ ☒	Alliances Hosted

Product / Service and Description	Technical and Operational Requirements	Host

Sprint National Platform Access

Required dial plan and routing support to route Sprint Customers to nationally hosted services.

•      One-touch Voicemail access (envelope key)

•      Customer Care Access (*2, 611)

•      Directory Assistance (411)

•      Operator Services (dial 0)

•      Voice Command (*TALK)

•      Basic text & numeric paging

•      Mobile Originated and Mobile Terminated SMS

Voice Network Datafill

Data Network Datafill

Network Element Technical Data

Customized Dial Plans

PSAP Connectivity

Direct Connect Circuit

SS7 Connectivity / Gateway

AAA Connectivity

IWF Connectivity

PDSN Connectivity

Packet Transport Connectivity

Direct Connect to Billing Interface

	☒ ☐ ☐ ☒ ☐ ☒ ☒ ☐ ☐ ☐ ☐ ☒	Sprint Hosted

Product / Service and Description	Technical and Operational Requirements	Host

Over the Air Functionality (OTAF)

Provide download of PRL, MDN and other definable parameters directly to the Handsets.

•      Over the Air Service Provisioning – OTASP (Pull)

•      Over The Air Parameter Administration (OTAPA)

•      IP Based Over The Air Parameter Administration - IOTA (Push)

Voice Network Datafill

Data Network Datafill

Technical Data

Customized Dial Plans

PSAP Connectivity

Direct Connect Circuit

SS7 Connectivity / Gateway

AAA Connectivity

IWF Connectivity

PDSN Connectivity

Packet Transport Connectivity

Direct Connect to Billing Interface

	☒ ☒ ☒ ☐ ☐ ☒ ☒ ☐ ☐ ☐ ☐ ☐	Sprint Hosted